                                                                                                                                                                                   EXHIBIT 10.14

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY […***…], HAS BEEN OMITTED BECAUSE UROGEN PHARMA LTD. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO UROGEN PHARMA LTD. IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

AGEN1884

This License Agreement (this “Agreement”) dated as of November 8, 2019 (the “Effective Date”) is by and between UroGen Pharma Ltd., a company organized and existing under the laws of the State of Israel having an address at 9 HaTaasia St., Ra’anana 4365007, Israel (“UroGen”), and Agenus Inc., a Delaware corporation with offices at 3 Forbes Road, Lexington, Massachusetts 02421 USA (“Agenus”).  UroGen and Agenus may each be referred to herein individually as a “Party” or, collectively, as the “Parties”.

WHEREAS, UroGen is engaged in the development of drug products formulated to be used for local delivery including but not limited to by way of UroGen’s proprietary sustained release gel formulation known as RTGel™ or other proprietary or licensed technologies;

WHEREAS, UroGen desires to access the proprietary Agenus Antibody known as AGEN1884 targeting CTLA-4 to be used in combination with UroGen technologies, and to obtain a license under the Agenus IP to Develop, Manufacture and Commercialize a Licensed Product(s) for use in the Field in the Territory; and

WHEREAS, Agenus is willing to supply the Agenus Antibody in bulk drug substance or in current Agenus formulated form during development period, as the parties shall agree, to UroGen to be used in Licensed Products, and to grant the requested license under the Agenus IP on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

Article 1. DEFINITIONS

1.1Defined Terms.  Capitalized terms used throughout this Agreement shall have the following definitions:

(a)“Accounting Standards” with respect to a Party means that such Party shall maintain records and books of accounts in accordance with US generally accepted accounting principles, and consistently maintained

(b)“Additional Active” means any […***…] or […***…] that are not the Agenus Antibody.

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(c)“Affiliate” means, as to a Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control” refers to any of the following: (a) direct or indirect ownership of more than fifty percent (50%) of the voting securities entitled to vote for the election of directors in the case of a corporation, or of more than fifty percent (50%) of the equity interest with the power to direct management in the case of any other type of legal entity; (b) status as a general partner in any partnership; or (c) any other arrangement where an entity possesses, directly or indirectly, the power to direct the management or policies of another entity, whether through ownership of voting securities, by contract or otherwise.

(d)“Agenus Antibody” means the current injectable formulation being Developed by Agenus as of the Effective Date that contains the antibody binding specifically to CTLA-4 known as AGEN1884, identified by Chemical Abstract Service Registry Number 2148321-69-9.

(e)“Agenus IP” means the Licensed Patent Rights and the Licensed Know-How.

(f)“Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law, including any rules, regulations, guidelines, or other requirements of a Regulatory Authority, that may be in effect from time to time during the Term and applicable to a particular activity.

(g)“Biosimilar Product” means, with respect to a Licensed Product, a biological medicinal product for human use which: (a) is highly similar to such Licensed Product; (b) has no clinically meaningful differences with regard to such Licensed Product in terms of safety, purity, or potency, as determined by Applicable Law or any applicable Regulatory Authority; (c) is approved for use in the United States under 42 U.S.C § 262(k) as a biosimilar biological product (as defined in 42 U.S.C. § 262(i)(1), (2)) or under any other jurisdiction pursuant to an equivalent regime in such jurisdiction, and (d) for which the Licensed Product is the reference product (as defined in 42 U.S.C. § 262(i)(4) or equivalent code reference in the applicable jurisdiction and regulatory regime).

(h)“Business Day” means a day other than a Saturday or Sunday or federal or state holiday in Boston, Massachusetts.

(i)“Certificate of Analysis” means the document delivered with each shipment of Agenus Antibody that includes (a) the name of the product, (b) the Lot number, (c) the date of Manufacture, (d) the expiration date, and (e) a statement as to the Agenus Antibody’s compliance with Specifications.

(j)“cGCP” means the standards of current good clinical practice as are required by governmental agencies in countries in which the Licensed Products are intended to be sold under this Agreement, including as set forth in the United States Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder and applicable regulations or guidelines from ICH, as amended from time to time.

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(k)“cGMP” means the current Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC, ICH Guidelines Q7A and United States Good Manufacturing Practices for Finished Pharmaceuticals pursuant to 21 C.F.R. 210 et seq., as amended from time to time.

(l)“Change in Control” means, with respect to a Party: (a) any transaction or series of related transactions pursuant to which a Third Party that does not, itself or together with its Affiliates, prior thereto beneficially own at least fifty percent (50%) of the voting power of the outstanding securities of such Party acquires or otherwise becomes the beneficial owner of securities of such Party representing at least fifty percent (50%) of the voting power of the then outstanding securities of such Party with respect to the election of directors; or (b) a merger (including a reverse triangular merger), reorganization, consolidation, share exchange, or similar transaction including the sale of all or substantially all of the assets of the company, in each case  involving such Party in which the holders of voting securities of such Party outstanding immediately prior thereto and their Affiliates cease to hold voting securities that represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation, share exchange, or similar transaction.

(m)“Clinical Trial” means a study in humans of a Licensed Product to be carried out by UroGen in accordance with the terms of this Agreement.

(n)“Commercialization” means any and all activities directed to the branding, marketing, promotion, distribution, pricing, reimbursement, offering for sale, and sale of a pharmaceutical or biologic product and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such pharmaceutical or biologic product regarding the foregoing, including seeking any required reimbursement approval, but excluding activities primarily directed to Manufacturing or Development. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.

(o)“Commercially Reasonable Efforts” of a Party means, with respect to an obligation or objective, the reasonable, diligent, good faith efforts of such Party (including the efforts of its Affiliates and sublicensees), of the type to accomplish such objective as a similarly situated (with respect to size, stage of development and assets) biopharmaceutical company would normally use to accomplish a similar objective for a compound or product at a similar stage in its development or product life and of similar market potential taking into consideration safety and efficacy, cost to Develop, the competitiveness of alternative products, the proprietary position, the likelihood of Regulatory Approval, profitability, and all other relevant factors. Subject to and consistent with the foregoing, Commercially Reasonable Efforts shall include that the applicable Party (i) regularly assigns responsibility for obligations to employee(s) who monitor progress of such obligations; (ii) sets goals with respect to such obligations and objectives; and (iii) makes decisions and allocates resources designed to advance progress with respect to and achieve such obligations and objectives

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(p)“Confidential Information” means, subject to Section 11.1(b), any technical, scientific or business information of one Party or its Affiliates disclosed or made available to the other Party or its Affiliates in connection with this Agreement or generated pursuant to the activities contemplated hereunder, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in oral, written, electronic or other form, or otherwise obtained through observation of a Party.

(q)“Control” or “Controlled” means, with respect to any Know-How or Patent Rights or intellectual property rights therein, the possession by a Party or any of its Affiliates, whether by ownership or license (other than by a license granted under this Agreement), of the ability to grant to the other Party access, a license and/or a sublicense in, to or under such Know-How, Patent Right or intellectual property right as provided herein without requiring the consent of a Third Party or violating the terms of any agreement or other arrangement with any Third Party or creating a payment obligation upon such Party under any agreement entered into after the Effective Date, in each case, (a) as of the Effective Date, or (b) if any of the same are acquired or created after the Effective Date, at the date it is acquired or created by the relevant Party.  Notwithstanding anything in this Agreement to the contrary, a Party shall be deemed to not Control any Patent Rights, Know-How or intellectual property rights that are owned or controlled by a Third Party described in the definition of “Change in Control”, or such Third Party’s Affiliates, (i) prior to the closing of such Change in Control, or (ii) after such Change in Control to the extent that such Patent Rights, Know-How or intellectual property rights are conceived, discovered, developed, made or reduced to practice by such Third Party or its Affiliates (other than such Party) after such Change in Control without using such Party’s technology.

(r)“Cover” means, with reference to a Valid Claim and a product, that the making, using, offering to sell, selling, importing, or exporting of such product would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue) in the country in which such activity occurs without a license thereto (or Control thereof).

(s)“CTLA-4” means cytotoxic T-lymphocyte-associated protein 4.

(t)“Development” or “Develop” means all internal and external research, development, and regulatory activities related to Licensed Products, including (i) pre-clinical studies and Clinical Trials and (ii) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials or to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biologic product, but excluding activities primarily directed to Manufacturing.  “Develop,” “Developing,” and “Developed” will be construed accordingly.

(u)“Efficacy Trial” means any […***…] of a […***…] with a […***…], […***…] of […***…], […***…], […***…], or any other […***…] or outcome measure designed to evaluate the clinical activity of an […***…].

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(v)“FDA” means the United States Food and Drug Administration or any successor agency thereto.

(w)“Field” means intravesical delivery for treatment of cancers of the urinary tract. The […***…] that […***…]

(x)“First Commercial Sale” means, on a country-by-country basis, the first sale of a Licensed Product in such country for use or consumption by the general public (following receipt of all Regulatory Approvals that are required in order to sell such Licensed Product in such country) and for which any of UroGen or its Affiliates or sublicensees has invoiced sales of such Licensed Product in such country; provided, however, that the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or sublicensee, unless such Affiliate or sublicensee is the last Person in the distribution chain of the Licensed Product; (b) any use of such Licensed Product in clinical trials or non-clinical development activities; or (c) any disposal or transfer of such Licensed Product for a bona fide charitable purpose, compassionate use, or samples.

(y)“HCR Security Agreement” means that certain Security Agreement dated as of January 19, 2018 by and between Agenus Inc. and HealthCare Royalty Partners III, L.P.

(z)“IB” means the investigator’s brochure for the Licensed Product or Agenus Antibody, as applicable, as defined in 21 C.F.R. § 312.23(a)(5).

(aa)“ICH” means International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

(bb)“IND” means an investigational new drug application filed with the US Food and Drug Administration pursuant to 21 C.F.R. §312 (as amended from time to time) for authorization to commence Clinical Trials of a Licensed Product, and the equivalent regulatory filing in countries outside of the United States.

(cc)“Initiation” means, with respect to a Clinical Trial, the administration of the first dose of a Licensed Product to the first patient (or volunteer, as relevant) participating in such Clinical Trial.

(dd)“Inventions” means all inventions, discoveries, improvements, Results and other technology (whether or not patentable), and any intellectual property rights therein, including Patent Rights, that are discovered, made, conceived or reduced to practice in performance of this Agreement.

(ee)“Know-How” means any and all technical information that is not, as of the date of disclosure, in the public domain or otherwise excluded pursuant to Section 11.1(b), including information comprising or relating to data, materials, results, inventions, improvements, protocols, formulas, processes, methods, compositions, articles of manufacture, formulations, discoveries, findings, know-how and trade secrets of any kind, including scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, sequence information, vectors and host cells that include DNA, in each case (whether or not patented or patentable) in written, electronic or any other form now known or hereafter developed.

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(ff)“[…***…] Agreement” means that certain […***…] Agreement, entered into […***…], by and between […***…], […***…], the […***…], on behalf of itself and […***…].

(gg)“Licensed Know-How” means all Know-How Controlled by Agenus as of the Effective Date pertaining to the Licensed Patent Rights and necessary or reasonably useful in the Development, Manufacture or Commercialization of the  Licensed Product.

(hh)“Licensed Patent Rights” means all rights in the Territory under (i) the Patent Rights listed on Exhibit A, (ii) all Licensed Improvement Patent Rights, (iii) all Patent Rights that issue from the foregoing, and (iv) all continuations, continuations-in-part, divisionals, extensions, substitutions, reissues, re-examinations and renewals of any of the Patent Rights listed in (i)-(iii).

(ii)“Licensed Product” means (i)  any product containing the Agenus Antibody formulated for intravesical delivery in the Field and (ii) any process that incorporates or uses the foregoing.  Licensed Product excludes Additional Actives owned or Controlled by Agenus.  Subject to the immediately preceding sentence, Licensed Product may include Additional Actives.

(jj)“Lot” means the finished and vialed Agenus Antibody produced in a single production run resulting from the use of a batch of bulk Agenus Antibody or a portion thereof.

(kk)“MAA” means a Marketing Authorization Application, BLA, or similar application, as applicable, and all amendments and supplements thereto, submitted to the FDA, EMA, or any equivalent filing in a country or regulatory jurisdiction other than the US or EU with the applicable Regulatory Authority, to obtain marketing approval for a Licensed Product(s), in a country or in a group of countries.

(ll)“Manufacture” or “Manufacturing” means, as applicable, all activities and operations associated with the production, manufacture, supply, receipt, processing, filling, finishing, inspections, testing, packaging, labeling, shipping, warehousing, storage and handling of a Licensed Product or Agenus Antibody as applicable, including: cell line development; process and formulation development; process validation; stability and release testing; manufacturing scale-up; pre-clinical, clinical and commercial manufacture and supply; qualification and validation of Third Party contract manufacturers, scale up, process and equipment validation, and initial manufacturing licenses, approvals and inspections; analytical development and product characterization; quality assurance and quality control development; testing and release; packaging development and final packaging and labeling; shipping configurations and shipping studies; and overseeing the conduct of any of the foregoing. When used as a verb, “Manufacture” means to engage in Manufacturing.

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(mm)“Net Sales” means, with respect to a given period, the gross amount invoiced for sales of Licensed Products during such period, in arm’s length sales by UroGen or its Affiliates or licensees or sublicensees to Third Parties less, in each case solely to the extent relating to such Licensed Products and solely to the extent actually incurred, allowed, paid, accrued or specifically allocated to the gross amount invoiced, and determined in accordance with the Accounting Standards customarily utilized by the applicable Person in its business:

(i)normal and customary […***…], […***…] and […***…] actually given, […***…] actually taken, […***…], […***…] or […***…] for […***…] Licensed Product, […***…] or […***…] of such Licensed Product;

(ii)[…***…], […***…], […***…], […***…], […***…], […***…] and […***…] (or the equivalent thereof) actually given for Licensed Products granted to […***…] or other […***…], […***…] or any other providers of […***…], […***…] (including […***…]) or other […***…], […***…] or […***…] or other similar […***…], or to […***…], […***…], […***…] and other […***…], including their […***…], or to […***…], […***…] or other trade customers;

(iii)reasonable and customary […***…], […***…] and other […***…] expenses, each directly related to the sale of Licensed Products (if actually borne without […***…] from any […***…]);

(iv)[…***…], […***…] or […***…], […***…] and […***…], and all other […***…] charges related to the sale of Licensed Products, in each case to the extent that each such item is actually borne by […***…] or its […***…] or […***…] without […***…] from any […***…] (but excluding […***…] properly […***…] or […***…] against the […***…] by […***…] or its […***…] or […***…] from such sale);

(v)actual […***…] (but not […***…]% of Net Sales); provided, however, that the amount of […***…] pursuant to this clause and actually […***…] in a subsequent […***…] shall be included in Net Sales for such subsequent […***…];

(vi)adjustments for […***…], […***…], […***…], […***…] or […***…] of […***…]; and

(vii)[…***…] in connection with […***…] or […***…] of the […***…] of […***…], as amended), […***…] of the […***…] of […***…], as amended) or similar […***…] in the United States and comparable […***…] in countries outside of the United States.

Net Sales shall be calculated in accordance with […***…].  In the case of any […***…] or other […***…] for […***…], such as […***…] or […***…], of a product, or part thereof, other than in an […***…] exclusively for […***…], Net Sales shall be calculated as above on the value of the […***…] received or the […***…] (if […***…]) of such product in the country of sale or […***…], as determined in accordance with […***…].

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(nn)“Patent Rights” means all the rights and interests in and to all patents and patent applications, underlying inventions, and patent term extensions or restorations, in any jurisdiction in the applicable Territory, including certificates of invention, applications for certificates of invention and priority rights, provisional patent applications, divisionals, continuations, substitutions, continuations-in-part, and all patents granted thereon; and all re-examinations, re-issues, additions, renewals, extensions, confirmations or registrations based on any such patent or patent application; and any extensions or restorations by existing or future extension or restoration mechanisms, including patent term extensions and supplementary protection certificates.

(oo)“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

(pp)“Prosecution” or “Prosecute” means, with respect to a particular Patent Right, all activities associated with the preparation, filing, prosecution and maintenance of such Patent Right, as well as re-examinations, reissues, applications for patent term adjustments and extensions, supplementary protection certificates and the like with respect to that Patent Right, together with the conduct of interference, opposition, invalidation, reexamination, reissue proceeding, post-grant review, inter partes review, derivation proceeding or other similar administrative proceeding or administrative appeal thereof, with respect to that Patent Right.

(qq)“Publication” means any publication in a scientific journal, any abstract to be presented to any scientific audience not subject to confidentiality obligations, any presentation at any scientific conference, including slides, posters and texts of oral or other public presentations presented to an audience not subject to confidentiality obligations, any other scientific presentation, disclosure of a clinical trial on clinicaltrials.gov or similar clinical trial registries, and any other oral, written or electronic disclosure directed to a scientific audience not subject to confidentiality obligations, in each case which pertains to the Licensed Product.

(rr)“Quality Agreement” means the quality agreement to be executed by the Parties after the Effective Date with respect to cGMP Manufacturing of the Agenus Antibody, as may be revised by mutual agreement of the Parties from time to time.

(ss)“Qualified Subjects” means patients that meet the enrollment criteria for the Clinical Trial as set forth in the applicable protocol.

(tt)“Registrational Trial” means any Clinical Trial of a Licensed Product that (i) would satisfy the requirements of 21 C.F.R. 314.126 or corresponding foreign regulations or (ii) that is intended to provide significant evidence data to support the filing of an MAA for such Licensed Product.

(uu)“Registrational Trial Recognition Date” means, with respect to a Clinical Trial that does not constitute a Registrational Trial at the time of its Initiation, the date on which the applicable Regulatory Authority recognizes (as evidenced by written correspondence or meeting minutes of such Regulatory Authority) that such Clinical Trial would support the filing of an MAA for a Licensed Product.

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(vv)“Regulatory Approval” means, with respect to a product, any and all approvals by a Regulatory Authority (including supplements, amendments), permits, licenses, registrations and authorizations necessary for the manufacture, distribution, use, promotion, marketing, transport, offer for sale, sale or other commercialization of such product or components thereof in a regulatory jurisdiction, leading up to and including marketing authorization, including MAA approval; but excluding pricing or reimbursement approvals.

(ww)“Regulatory Authority” or “Regulatory Authorities” means, with respect to a country, the regulatory authority or regulatory authorities of such country with authority over the testing, manufacture, use, storage, importation, promotion, marketing, pricing or sale of a product in such country, including the FDA and the European Medicines Agency.

(xx)“Regulatory Submission” means documents and data submitted to a Regulatory Authority to gain Regulatory Approval.

(yy)“Specifications” means the product specifications for the Agenus Antibody as set forth in the master batch record.

(zz)“Subcontractor” means a Third Party contractor engaged by a Party to perform certain obligations or exercise certain rights of such Party under this Agreement on a fee-for-service basis, excluding all Sublicensees.

(aaa)“Sublicensee” means any Third Party to which a license to Exploit a Licensed Product has been granted by UroGen (directly or through multiple tiers), or who otherwise receives a sublicense of rights granted to UroGen hereunder.

(bbb)“Sublicense Income” means the fair market cash value of any and all consideration received by UroGen from a Sublicensee under or otherwise in connection with any transaction or related transactions involving a sublicense of rights hereunder, including without limitation license issue fees, option fees and other licensing fees, milestone payments, royalties, equity securities or other payments of any kind whatsoever, or any other consideration, irrespective of the form of payment.  Notwithstanding the immediately preceding sentence, specifically excluded from Sublicense Income is (i) any […***…] to […***…] or […***…] a […***…] or […***…] pursuant to a bona fide […***…] or […***…] agreement with such Sublicensee; or (ii) a […***…] of […***…] in […***…] by said Sublicensee at […***…] (provided that any […***…] shall constitute Sublicense Income) or (iii) amounts […***…] under a […***…] to […***…] shall not be […***…] from Sublicense Income.

(ccc)“Territory” means all of the countries and territories of the world, but excluding Argentina, Brazil, Chile, Colombia, Peru, Venezuela and their respective territories and possessions.  In the event that any of the excluded territories in the immediately preceding sentence is no longer subject to […***…] rights under contractual agreements, UroGen shall […***…] shall exist for each excluded territory for […***…] from Agenus’ written notice to UroGen that such territory has become […***…] from such […***…] rights.

(ddd)“Third Party” means any Person other than a Party or an Affiliate.

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(eee)“Valid Claim” means (a) a claim of an issued patent that has not expired or been abandoned, or been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue); or (b) a claim of a pending patent application that was filed in good faith and has not been (i) abandoned, finally rejected or expired without the possibility of appeal or refiling, or (ii) pending for more than […***…] years since such claim was first presented in unamended form.

1.2Additional Definitions.  Each of the following definitions is set forth in the section of this Agreement indicated below:

Term	Section
Abandoned Development	12.2(c)
Agenus Improvements	10.1
Agenus Improvement Patent Rights	10.1
Agenus Indemnified Parties	14.1
Agenus Results	6.4
Claims	14.1
Commercial Supply Agreement	3.2
Delivery	3.4
Development Plan	6.1
Disclosing Party	11.1(a)
Early Stage Development	6.1
Exchange Rate	9.6(e)
Exhibit D Documents	2.1
Exploit	5.1(a)
Force Majeure event	15.5
Forecast	6.1
Global Branding Strategy	8.2

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Indemnified Party	14.3
Initial Commercialization Plan	8.1
Licensed Improvement Patent Rights	10.1
Limited Approval	6.1
[…***…]	1.1(ff)
Losses	14.1
MAE	2.2(a)
Milestone Event	9.2
Minimum Sublicensee Payment	9.5
[…***…]	1.1(ff)
Other Improvement Patent Rights	10.1
Payment Statement	9.6(b)
Proceed with Development	9.2
Product Trademarks	8.2
Promotional Materials	8.3
Recipient	11.1(a)
Royalty	9.3
SDEA	7.5
Sell-Off Period	12.3(e)
Term	12.1
Upfront Payment	9.1
UroGen Improvements	10.1
UroGen Improvement Patent Rights	10.1
UroGen Indemnified Parties	14.2

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Article 2. COORDINATION AND DECISION MAKING

2.1Coordination.  Within 30 days of the Effective Date, Agenus shall provide electronic copies of the documents described in Exhibit D (the “Exhibit D Documents”) then in existence.  Each Party shall appoint one (1) representative to act as a collaboration manager (each, a “Manager”) to coordinate activities of the Parties under this Agreement.  The Parties shall meet at least once every six (6) months to engage in in dialogue on mutually agreed subjects, pursuant to an agenda to be circulated by the Managers at least ten (10) days prior to each such meeting.  Coordination meetings shall be at such times and places as the Parties mutually agree, and may be conducted in person or telephonically.  Agenda topics may include UroGen’s progress under the Development Plan, communications with Regulatory Authorities regarding the Licensed Products, discussion of Results, adverse events and other material matters relating to Clinical Trials, Publication opportunities and coordination of Commercialization efforts and Agenus’ progress on monotherapy development activities performed solely by or on behalf of Agenus.  In advance of each such meeting, UroGen shall deliver an updated Development Plan to the Agenus Manager together with a written report regarding Development, Manufacturing and Commercialization activities in respect of Licensed Products since on the last such meeting. and Agenus shall deliver any updates on Agenus’ progress on monotherapy development activities performed solely by or on behalf of Agenus and updates to Exhibit D Documents or any Exhibit D Documents not previously provided.

2.2Decision-Making.  To the extent that the Parties disagree on matters relating to the […***…] of […***…] in the […***…] in the […***…] pursuant to this Agreement:

(a)Agenus shall have final decision-making authority with respect to all matters that could reasonably be expected to have a material adverse impact on the […***…] of the Agenus Antibody (an “MAE”).  This shall include decision-making authority with respect to any study UroGen wishes to conduct of the Agenus Antibody in connection with a […***…], subject to any instructions UroGen is mandated by the FDA to follow as part of its review or approval of a […***…].  By way of example and not limitation, an MAE […***…] a matter that […***…] be […***…] to impact the […***…] of the Agenus Antibody, but […***…] a matter relating to the […***…], […***…] or […***…] of […***…] if the outcome of the decision […***…] be […***…] to have a material adverse impact on […***…] of the Agenus Antibody.

(b)Subject to Section 2.2(a), UroGen shall have final decision-making authority with respect to all matters directly relating to the […***…] or any […***…] by UroGen.

(c)For all other matters, the matter shall be referred to the Chief Executive Officers of each Party, or such other officer designated by the Chief Executive Officer (each a “Senior Executive”) for their consideration. The Senior Executives will discuss […***…] and use […***…] to resolve the matter referred to them.  If the Senior Executives cannot reach a mutually acceptable decision within […***…] after the issue was referred to them, then such matter may be brought in any court of competent jurisdiction subject to Section 15.1.

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Article 3. SUPPLY OF AGENUS ANTIBODY

3.1Clinical Supply. Agenus shall use Commercially Reasonable Efforts to supply to UroGen the gram quantities of Agenus Antibody required by UroGen at […***…] of Agenus’ fully burdened costs as set forth in a schedule delivered to UroGen in the form of Exhibit B (the “Cost Schedule”), plus all logistics, shipping, and any VAT or other applicable transfer taxes.  Any changes to the costs set forth in the Cost Schedule shall be identified in an updated Cost Schedule delivered to UroGen annually, provided that any increase exceeding […***…] in aggregate shall be disclosed to UroGen prior to implementation of such change. Agenus may Manufacture and supply Agenus Antibody for such purpose either itself or through the use of an Affiliate or Agenus Subcontractor.  All supplies of the Agenus Antibody to UroGen shall be used solely in preclinical studies or Clinical Trials in accordance with the Development Plan, as applicable, and shall not be incorporated into any Licensed Product that is sold or offered for sale.

3.2Commercial Supply.  On […***…] written request at any time after […***…] of all […***…] set forth in Section […***…], the Parties shall use […***…] to enter into a commercial supply agreement (the “Commercial Supply Agreement”) pursuant to which […***…] will agree to […***…] to […***…] with […***…] of […***…] for […***…] in the […***…] , […***…] or […***…] of an […***…] or […***…].  The Commercial Supply Agreement shall provide for […***…] at […***…] of […***…], as set forth in a […***…] on a […***…] to […***…], […***…] all […***…], […***…], and any […***…] or other applicable […***…], provided that any […***…] in […***…] shall be […***…] to […***…] prior to […***…] of […***…]. In addition, the parties […***…] that the […***…] may reflect […***…] in […***…] as a result of […***…].  The Parties shall endeavor to […***…] for a Commercial Supply Agreement […***…] than […***…] after […***…] of the […***…] of the […***…], provided that in the event that the Parties […***…] to […***…] on the terms for said Commercial Supply Agreement, […***…] will assist […***…] in […***…] a […***…] of the […***…] at […***…]. In such a case, […***…].

3.3Forecasting for Commercial Supply.  […***…] to […***…] into the […***…], […***…] shall use […***…] to […***…] (see definition in Section […***…]) the […***…] of […***…] that it […***…] to […***…] for the […***…] of […***…].  […***…] will work with […***…] to […***…] the best […***…] and […***…] to […***…] the […***…] of […***…] that it […***…] to […***…] on an […***…] after the […***…], and such […***…] will be […***…] into the […***…].

3.4Delivery.  Each preclinical or clinical order of Agenus Antibody shall be shipped EXW (Incoterms 2010) Agenus’ designated Manufacturing facility, using a common carrier selected by Agenus and reasonably acceptable to UroGen.  Title and risk of loss for any order shall pass to UroGen upon the common carrier taking possession of the shipment (“Delivery”). UroGen shall be responsible for customs and other regulatory clearance of any Agenus Antibody, payment of all tariffs, duties, customs, fees, expenses and charges payable in connection with the import or export of the Agenus Antibody, and record-keeping in connection with such import or export.

3.5Permits and Approvals.  During the Term, Agenus and its Third Party

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Manufacturing contractors will be responsible for maintaining any licenses, permits and approvals necessary for the Manufacture of the Agenus Antibody in accordance with the provisions of this Agreement and UroGen will be responsible for maintaining any other licenses, permits and approvals necessary for the Manufacture of the Licensed Product(s) in accordance with the provisions of this Agreement.  Each Party will promptly notify the other Party if such Party receives notice that any such license, permit, or approval is or may be revoked or suspended.

Article 4. ACCEPTANCE AND REJECTION.

4.1Delivery.  Agenus warrants that at the time of Delivery, any Agenus Antibody delivered for use in pre-clinical and Clinical Trials under this Agreement (a) shall have been Manufactured in facilities compliant with cGMP to the extent required under Applicable Laws for clinical grade investigational product,  (b) shall be consistent with the Certificate of Analysis delivered with such Agenus Antibody, and (c) shall be delivered free and clear of all liens and encumbrances.  In connection with each Delivery of Agenus Antibody, Agenus shall provide a true copy of the Certificate of Analysis generated on release of the applicable Lot.

4.2Dispute Resolution.  UroGen shall accept shipments of Agenus Antibody in accordance with the processes set forth in the Quality Agreement.  UroGen shall promptly, before taking any steps toward Development or Manufacture of Licensed Products, and in any event within […***…] days after receipt, notify Agenus of any defective or incomplete shipment of Agenus Antibody. Agenus and UroGen will attempt to resolve any dispute first through good faith discussions.  If such dispute cannot be resolved within […***…] days and such dispute involves non-conformity with Specifications, then UroGen may submit a sample of the disputed Agenus Antibody associated with each Lot in dispute to an independent testing laboratory agreeable to both Parties for analysis, under quality assurance approved procedures, of the conformity of such sample with the Specifications.  The costs associated with such analysis by such independent testing laboratory will be shared equally by the Parties.

4.3Remedies.  UroGen acknowledges and agrees that, unless otherwise set forth in the Commercial Supply Agreement, its sole remedy with respect to damaged or destroyed quantities of Agenus Antibody or the failure of any Agenus Antibody delivered pursuant to Section 3.1 to conform with Specifications is replacement of the applicable quantity of Agenus Antibody.  UroGen hereby waives all other remedies at law or in equity regarding the foregoing claims.  Agenus shall not be liable for any failure to conform to Specifications if notice of such non-conformity is not provided to Agenus within […***…] days after Delivery.  […***…] for […***…] of […***…] pursuant to Section […***…] shall be […***…] of […***…] of any

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[…***…] to […***…] with […***…].

Article 5. LICENSES

5.1License Grant.

(a)License to UroGen.  Subject to the terms and conditions of this Agreement and any […***…] of […***…] and […***…], under the […***…] (as described in Section 5.3), and expressly conditioned on UroGen’s timely payment of the Upfront Payment, Agenus hereby grants to UroGen during the Term a nontransferable  (except as permitted in Section 15.2), sublicensable (subject to Section 5.4), exclusive right and license under the Agenus IP (i) to develop, make, have made and use, and (ii) to offer to sell, sell and/or import (collectively (i) and (ii), “Exploit”) Licensed Products in the Field in the Territory.  UroGen and its sublicensees shall be solely responsible for all costs and expenses in connection with such Exploitation.  The foregoing license does not include, and expressly prohibits, Development, Manufacture or Commercialization of (a) any Additional Active owned or Controlled by Agenus, unless mutually agreed upon in writing, or any method or use thereof owned or Controlled by Agenus or (b) the Agenus Antibody, except as incorporated into a Licensed Product.  For clarity, UroGen’s Development rights include the right to formulate the Agenus Antibody supplied by Agenus into Licensed Products, but not to otherwise engage in any Development or Manufacturing activities with respect to the Agenus Antibody or any products other than Licensed Products containing the Agenus Antibody.  All Agenus Antibody shall be supplied to UroGen by Agenus pursuant to Article 3.  Notwithstanding the foregoing, in the event UroGen requests […***…] of the […***…] of the Agenus Antibody to […***…] the Development, Manufacture or Commercialization of a Licensed Product, Agenus will (i) first, subject to any confidentiality obligations to Third Parties, use […***…] to provide UroGen all information that is reasonably requested by UroGen with regard to the […***…] of the Agenus Antibody and that is necessary for the Licensed Product, as well as provide reasonable assistance to the UroGen team with any questions it may have in order for UroGen to make such […***…] to the […***…] of the Agenus Antibody in its […***…] or […***…], or (ii) second, subject to its own […***…] that may exist at the time of such request, use […***…] to conduct such […***…] on a […***…] for […***…] and on […***…] and […***…] to be agreed upon between the Parties. For clarity, […***…] hereunder will […***…] in any way should UroGen determine that a Licensed Product shall also include […***…] not […***…] or […***…] by Agenus.

(b)License to Agenus.  Subject to the terms and conditions of this Agreement, UroGen hereby grants to Agenus an […***…], […***…] (except as permitted in Section 15.2), […***…] (solely in connection with Agenus […***…]), […***…] and license under the […***…] that involve either (i) a […***…] of the Agenus Antibody […***…] or (ii) the Agenus Antibody to […***…] the […***…]. The foregoing license expressly […***…] of any […***…] or […***…] by […***…], or any method or use thereof […***…] or […***…] by […***…].

5.2No Implied Licenses or Rights.  Except as expressly licensed in Section 5.1, all rights in and to the Patent Rights or Know-How of each Party and its Affiliates are hereby retained by such Party and its Affiliates.  For the purposes of clarity, and notwithstanding any

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other provision of this Agreement, the licenses granted in Section 5.1(a) give UroGen no rights to Exploit the Agenus IP or any Licensed Product outside of the Field or the Territory, and the license granted in Section 5.1(b) gives Agenus no rights to Exploit UroGen Improvement Patent Rights in the Field, nor any rights to Exploit UroGen Patent Rights or Know-How other than the UroGen Improvement Patent Rights.  Notwithstanding the exclusive licenses granted to Licensee pursuant to Section 5.1(a), Agenus retains the right to practice under the Agenus IP: (i) to exercise its rights and to perform (and to sublicense Third Parties to perform) its obligations under this Agreement and (ii) for all purposes other than the Exploitation of Licensed Products in the Field in the Territory.

5.3[…***…] Agreement.  Without limiting the representations and warranties made herein by Agenus with regard to its rights to exploit the Agenus Antibody, UroGen acknowledges and agrees that certain of the […***…] has been […***…] to […***…] pursuant to the […***…] Agreement and is subject to the terms and conditions thereof including but not limited to: (a) the […***…] and […***…] with respect to […***…] of […***…] as provided in Sections […***…] and […***…] of the […***…] Agreement, (b) […***…] under Section […***…] of the […***…] Agreement, and (iii) obligations of […***…] as provided in Section […***…] of the […***…] Agreement.  In the event of any conflict or inconsistency between any applicable provision of this Agreement and such provisions of the LICR Agreement, such provisions of the […***…] Agreement shall prevail with respect to the relevant […***…] to […***…] by […***…] pursuant to the […***…] Agreement.  Nothing in the immediately preceding sentence shall serve to waive any representation made by Agenus to UroGen herein with regard to UroGen’s […***…] to […***…] the Agenus Antibody, nor UroGen’s right to enforce such representations and seek applicable remedies for material breaches thereof. For purposes of clarity, all obligations of […***…], […***…] or […***…], that do not attach to […***…] of Agenus under the […***…] Agreement shall be the sole responsibility of Agenus.

5.4Sublicensing.

(a)Sublicense Grant.  Subject to the terms and conditions of this Agreement, Agenus hereby grants to UroGen the right to sublicense all or any of UroGen’s licensed rights to and under the Agenus IP to one or more Third Parties subject to Agenus’ prior written approval of the identity of each proposed Sublicensee, not to be unreasonably withheld or delayed.

(b)Scope of Sublicense.  No sublicense may exceed the scope of rights granted to UroGen hereunder.  UroGen shall require all sublicenses to be in writing and to: (a) include an agreement by the Sublicensee to be bound by the terms and conditions of this Agreement including an audit right by Agenus of the same scope as provided in Section 9.7, (b) acknowledge Agenus’ right to enforce its rights in the Agenus IP as set forth herein; (c) provide that the term of the sublicense thereunder may not extend beyond the Term; and (d) indicate that Agenus is a third party beneficiary and entitled to enforce the terms and conditions of the sublicense in the event UroGen fails to do so.  UroGen shall enforce all sublicenses at its cost and shall be responsible for the acts and omissions of its Sublicensees.

(c)Licensee Liability.  Notwithstanding any sublicense agreement, UroGen shall remain primarily liable to Agenus for all of UroGen’s duties and obligations contained in

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this Agreement, including the payment of all Royalties due pursuant to Section 9.3.  Any act or omission of a Sublicensee that would be a breach of this Agreement and not timely cured (to the extent curable) if committed or omitted by UroGen will be a breach by UroGen if not timely cured (to the extent curable).  Each sublicense agreement must contain a right of termination by UroGen for the Sublicensee’s: (a) breach of any payment or reporting obligations affecting Agenus; (b) participation in a Licensed Patent Right Challenge; (c) violation of any US export control Laws in connection with the sale or distribution of any Licensed Product; or (d) breach of any other terms or conditions of the sublicense agreement which breach would constitute a breach of this Agreement if UroGen failed to comply therewith.  In the event of a Sublicensee breach of these obligations, and if after a reasonable cure period provided in the sublicense agreement, not to exceed […***…] Days without Agenus’ written consent, the Sublicensee fails to cure the Sublicensee breach, UroGen fails to cure such breach, or the breach is otherwise not capable of being cured, then UroGen shall terminate the sublicense agreement by written notice to the Sublicensee within five (5) Business Days thereafter and concurrently provide a copy of such notice to Agenus.  In the event the Sublicensee breach does not cause Agenus to be in breach of its upstream obligations, then such termination of the sublicense by UroGen will cure the breach by UroGen.  In the event the Sublicensee breach causes Agenus to be in breach of its upstream obligations, such termination will only cure the breach by UroGen if (i) the breach is capable of being cured and (ii) the termination also cures any corresponding breach by Agenus of its upstream obligations.

(d)Copy of Sublicense Agreement.  UroGen shall deliver to Agenus a true, complete and correct copy of each sublicense agreement entered into by UroGen, and any modification or termination thereof, within […***…] days following the applicable execution, modification, or termination of the sublicense agreement, provided that UroGen may redact any confidential or proprietary information contained therein that is not necessary for Agenus to determine UroGen’s compliance with this Agreement.

Article 6. DEVELOPMENT

6.1Development Plan.  Within […***…] days of the delivery of the Exhibit D Documents pursuant to the first sentence of Section 2.1, UroGen shall deliver a copy of its proposed written plan describing in reasonable detail the proposed program of its initial Development for the first therapeutic indication of the Licensed Product(s).  The initial Development Plan will focus on anticipated […***…] and […***…] (“Early Stage Development”) with an overview of UroGen’s […***…] and […***…] for Licensed Products (“Development Plan”) for Agenus’ review.  During Early Stage Development UroGen plans to screen Agenus Antibody for incorporation into or admixture with UroGen’s proprietary sustained release gel formulation(s) known as RTGel™ or other proprietary or licensed technologies.  Once a determination has been made by UroGen regarding whether Agenus Antibody is the lead candidate for use in development of the Licensed Product the next Development Plan update shall include the strategy for the initial Clinical Trials and the regulatory plan to support such Clinical Trials for such Licensed Product, as well as a rolling forecast of the quantity of Agenus Antibody that UroGen expects to need for preclinical studies and Clinical Trials (the “Forecast”) of the Licensed Product.  The Forecast shall cover the remainder of the calendar year in which the Development Plan was approved and the […***…] years thereafter.  The Forecast shall be divided into […***…] and shall include a delivery

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schedule for the first […***…] .  Such Forecast shall become effective, along with the associated delivery schedule, following written approval by Agenus of the Forecast or update thereto.  Agenus shall have a […***…] to […***…] (or […***…] for) each Development Plan only in connection with (a) matters that present a […***…] of […***…] to the Agenus Antibody or (b) matters that have a […***…] on Agenus’ ability to […***…] the Agenus Antibody set forth in the […***…] (collectively, Agenus’ “[…***…]”).  The initial Development Plan shall be updated at least […***…] by UroGen and submitted to Agenus for review and […***…] not later than […***…] of each […***…] during the Term.  Each updated Development Plan shall include any proposed modifications to the previously approved Forecast, an overall plan for all major Development tasks remaining to be accomplished prior to Regulatory Approval to the extent such tasks are known or can reasonably be ascertained, as well as a reasonably detailed clinical plan for each proposed Clinical Trial. The Parties acknowledge and anticipate that the Development Plan will be […***…] and […***…] for near term activities, and will initially be […***…] and […***…] for activities further out in the future.  Notwithstanding any of the above with regard to […***…] and […***…], Agenus’ […***…] rights shall not be unreasonably withheld or delayed.

6.2Responsibility.  UroGen shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approvals for at least one Licensed Product in the Field and in the Territory in accordance with the Development Plan.

6.3Compliance.  In performing any Development activities for the Licensed Product, each Party hereto shall comply, and shall ensure any Persons performing work on behalf of UroGen comply, with all Applicable Law, including cGCP, the Health Insurance Portability and Accountability Act of 1996, Federal Food, Drug and Cosmetic Act, the Public Health Service Act, the Health Information Technology for Economic and Clinical Health Act, P.L. No. 111-005, Part I, Title XIII, Subpart D, 13401 through 13409, the Sunshine Act and federal anti-kickback statute (42 U.S.C. 1320a-7(h) and the related safe harbor regulations, and the Limitation on Certain Physician Referrals, also referred to as the “Stark Law” (42 U.S.C. 1395 (nn)) and all applicable anti-bribery laws, and in each case, any ex-US equivalent.

6.4Data Sharing.  The Parties will exchange information reasonably relevant for regulatory filings for the Licensed Product or otherwise relating to the safety or efficacy of Licensed Products through the coordination meetings described in Section 2.1.  In addition, UroGen will provide Agenus […***…] written updates regarding Development activities of the License Products, together with […***…] of all relevant […***…] (but excluding the […***…] and […***…] details of […***…] created under this Agreement) and […***…] data (the “Results”) including as reasonably requested for Agenus to meet all applicable regulatory reporting requirements.  UroGen will maintain all Results in validated computer systems that are compliant with 21 C.F.R. §11.  All Results delivered to Agenus shall first be de-identified for patient protected information (unless otherwise agreed by the Parties in writing) whether the Clinical Trial is conducted by UroGen, its Affiliate or a Third Party.  In the event of a […***…] , UroGen shall provide access to all other data related to the Clinical Trial in accordance with procedures set forth in Section 7.2, including […***…], […***…], […***…] and any […***…] thereof relevant to any […***…].  UroGen shall ensure that any agreement it or its Affiliates enters into with any Third Party regarding the Licensed Product or its components shall include data sharing obligations for such Third Party as necessary to permit

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UroGen to comply with the obligations set forth in this Section 6.4 but subject to any confidential requirements of existing confidentiality agreements or, if required, the execution of new confidentiality agreements in order to share relevant data.  In addition, Agenus will provide UroGen […***…] regarding […***…] performed solely by or on behalf of Agenus related to […***…] of the Agenus Antibody, together with copies of all relevant […***…] and […***…].  Agenus will provide UroGen with copies of Exhibit D Documents not previously provided on a regular basis.  Agenus and UroGen agree to update the documents to be provided pursuant to Exhibit D on an as-needed basis, such agreement not to be unreasonably withheld, to include any additional documents that may be reasonably necessary for UroGen to meet all applicable regulatory reporting requirements or mutually agreed agenda items for the coordination meetings pursuant to Section 2.1.  The Parties may agree to share other such information based on mutual agreement. Agenus will maintain all […***…] in validated computer systems that are compliant with […***…].  All […***…] delivered to UroGen shall first be […***…] for […***…] (unless otherwise agreed by the Parties in writing) whether the […***…] is conducted by […***…], its […***…] or a […***…].  In the event of a […***…], […***…] shall provide access to all other data related to the […***…] in accordance with procedures set forth in Section 7.2, including […***…], […***…], […***…] and any […***…] thereof relevant to any […***…].  The Parties agree that, from […***…], they will use […***…] to work with each other upon request to […***…] with those […***…], […***…], or other […***…] that have the right to […***…], […***…] or […***…] the Agenus Antibody in their respective […***…] or in their […***…] and […***…] for the purpose of […***…] that may be useful to all parties concerned.

Article 7. REGULATORY MATTERS

7.1Responsibility.  UroGen shall be solely responsible for, at UroGen’s cost and expense, preparing, filing and maintaining, and shall own, the Regulatory Approvals, IB, IND and other regulatory filings for the Licensed Product in the Field and in the Territory. UroGen shall keep the Agenus Manager informed of scheduled meetings, teleconferences and other interactions with regulators relevant to the Licensed Product.

7.2Data Retention and Documentation.  Each Party, at its own costs, shall be responsible for archiving all relevant and required original documentation in its possession or control related to the Clinical Trials and Manufacturing under this Agreement, including batch records, raw data and results in relation to the use in Clinical Trials, Manufacturing and control of each Agenus Antibody or Licensed Product.  The Parties shall keep all original lab notebooks for the longer of ten (10) years or as required by Applicable Law and shall keep all such notebooks up to date in accordance with each Party’s standard practices. Further details shall be delineated in the Quality Agreement.

7.3Audits.

(a)By UroGen.  No more than once per twelve (12) month period or more frequently as reasonably required to address any quality issues, and upon not less than thirty (30) days’ prior written notice, Agenus will, and will use Commercially Reasonable Efforts to ensure that its Third Party manufacturers will, accommodate UroGen’s reasonable request to inspect the parts of the facilities where the Manufacture of the Agenus Antibody is carried out in order to

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assess compliance with cGMP, and audit the Agenus books and records directly related to the Manufacture of such Agenus Antibody.  Such audits and inspections shall take place during normal business hours and not exceed two (2) Business Days.  Such audits and inspections shall be conducted in a manner that minimizes interruption of Manufacturing activities.  Persons inspecting or auditing the facilities, books or records shall be required to enter into separate confidentiality agreements, if not expressly covered by this Agreement and shall abide by the safety protocols and standard operating procedures of the audited facility while on site.

(b)By Agenus.  No more than once per twelve (12) month period or more frequently as reasonably required to address any quality issues, and upon not less than thirty (30) days’ prior written notice, UroGen will: (a) accommodate Agenus’ reasonable request to inspect the parts of the facilities where the Licensed Product is Manufactured and audit the UroGen books and records directly related to the Manufacture of the Licensed Product.  UroGen will also permit Agenus, and shall require its Affiliates and Persons performing work on any Clinical Trials to permit Agenus, to inspect any study sites and to audit the books and records of such Persons to determine compliance with Section 6.3.  Such audits and inspections shall take place during normal business hours and not exceed two (2) Business Days.  Such audits and inspections shall be conducted in a manner that minimizes interruption of UroGen’s or the study site’s operations.  Persons inspecting or auditing the facilities, books or records shall be required to enter into separate confidentiality agreements, if not expressly covered by this Agreement, and shall abide by the safety protocols and standard operating procedures of the audited facility while on site.

7.4Inspections of Manufacturing Facilities by Regulatory Authorities.

(a)Agenus Antibody Manufacturing.  In connection with any audit by a Regulatory Authority relating to the Clinical Trial or the Licensed Product, Agenus will reasonably accommodate requests to, and will use Commercially Reasonable Efforts to ensure that its Third Party manufacturers will, allow representatives of any Regulatory Authority to inspect the relevant parts of facilities where the Manufacture of the Agenus Antibody is carried out and to inspect batch records and related documentation to verify compliance with cGMP and Applicable Law, and will promptly notify UroGen of the scheduling of any such inspection directly relating to the Manufacture of Agenus Antibody being supplied under this Agreement, as well as any deficiencies identified and remediation plans with respect thereto.  Persons inspecting or auditing such facilities, books or records shall be required to enter into separate confidentiality agreements and to abide by the safety protocols and standard operating procedures of the audited facility while on site.

(b)Licensed Product Manufacturing.  In connection with any audit by a Regulatory Authority relating to the Clinical Trial or the Licensed Product, UroGen (or its Third Party manufacturer) will reasonably accommodate requests to allow representatives of any Regulatory Authority to inspect the relevant parts of facilities where the Manufacture of the Licensed Product is carried out and to inspect batch records and related documentation to verify compliance with cGMP and Applicable Law, and will promptly notify Agenus of any deficiencies identified and remediation plans with respect thereto.  To the extent allowable under Applicable Law, Persons inspecting or auditing such facilities, books or records shall be required to enter into separate confidentiality agreements and to abide by the safety protocols and

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standard operating procedures of the audited facility while on site.

7.5Adverse Events Reporting.  UroGen shall be responsible for reporting all safety related events for the Licensed Product to appropriate Regulatory Authorities according to the Applicable Law and provide all necessary safety reporting information to ensure Agenus meets all applicable regulatory reporting obligations.  Agenus shall be responsible for reporting all safety related events, including annual reporting obligations, for the Agenus Antibody to the appropriate Regulatory Authorities according to Applicable Law.  UroGen and Agenus shall keep each other reasonably informed of any adverse reactions, or other material safety findings related to the Licensed Product or Agenus Antibody.  The Parties shall coordinate adverse event reporting in accordance with a Safety Data Exchange Agreement to be entered into by the Parties after the Effective Date, as it may be amended by the Parties from time to time (“SDEA”).

7.6Rights of Reference.

(a)For UroGen.  Agenus hereby grants, and will cause its Affiliates and Third Party licensees and sublicensees to grant, to UroGen and its Affiliates a “Right of Reference,” as that term is defined in 21 C.F.R. §314.3(b) (or any successor rule or analogous law recognized outside of the United States), to, and a right to copy, access, and otherwise use, all information and data included in the BMF, IB, IND and Regulatory Approval for the Agenus Antibody controlled by Agenus solely as required for filing and approval of an IND for the Licensed Product, and Agenus will provide, and will cause its Affiliates and Third Party contractors, as applicable, to provide, a signed statement or letter of authorization to this effect, if requested by UroGen, in accordance with 21 C.F.R. §314.50(g)(3) (or any successor or analogous law outside of the United States). For purposes of clarity, UroGen may use and permit reference to such data as UroGen reasonably determines to be required by the applicable Regulatory Authority in respect of the UroGen Improvements.

(b)For Agenus.  UroGen hereby grants, and will cause its Affiliates and Third Party licensees and sublicensees to grant, to Agenus and its Affiliates a “Right of Reference,” as that term is defined in 21 C.F.R. §314.3(b) (or any successor rule or analogous law recognized outside of the United States), to, and a right to copy, access, and otherwise use, all information and data included in the BMF, IB, IND, Regulatory Approval or other regulatory documentation for the Licensed Product, but excluding UroGen proprietary information which is formulation specific as developed in the Licensed Products, and UroGen will provide, and will cause its Affiliates and Third Party licensees and sublicensees to provide, a signed statement or letter of authorization to this effect, if requested by Agenus, in accordance with 21 C.F.R. §314.50(g)(3) (or any successor or analogous law outside of the United States).  For purposes of clarity, Agenus may use and permit reference to such data as Agenus reasonably determines to be required by the applicable Regulatory Authority in respect of the Agenus Antibody.  Agenus further agrees to discuss strategies and procedures regarding its own independent Commercialization activities with respect to the Agenus Antibody (but for clarity not the Exploitation activities of Agenus partners, sublicensees or other Third Parties regardless of whether such Exploitation activities are done in coordination with Agenus).

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Article 8. COMMERCIALIZATION

8.1General.  The Parties agree to discuss strategies and procedures regarding the Commercialization of the Licensed Products in the Field and in the Territory in accordance with Section 2 provided that, subject to Section 2.2(a), UroGen shall have the sole right in its sole discretion to make any final decisions relating to the Commercialization of the Licensed Products in the Field and in the Territory.  Prior to […***…] of any […***…] for a Licensed Product, UroGen shall deliver to Agenus for review a […***…] and […***…] for conducting Commercialization activities (the “[…***…]”).  The […***…] shall be […***…] from […***…] as UroGen shall deem […***…]. UroGen shall use Commercially Reasonable Efforts, […***…] , to […***…] Licensed Products in the Field and in the Territory (subject to Section 6.2) in accordance with the Commercialization Plan.

8.2Branding.  UroGen shall provide all proposed […***…] and related […***…] for […***…] (“[…***…]”) to Agenus for review and discussion.  All uses of the […***…] to identify and/or in connection with the […***…] of […***…] shall be in accordance with applicable Regulatory Approvals and all Applicable Laws.  The Parties shall cooperate to ensure that UroGen’s […***…] activities with respect to […***…] are consistent with […***…] for the Agenus Antibody, which […***…] will share with UroGen at UroGen’s request.  UroGen shall ensure that […***…] activities pursuant to this Agreement do not result in the infringement, dilution or other violation of any Third Party trademark or other proprietary rights, are permissible under Applicable Law in the applicable jurisdiction, and would not be deemed as immoral, scandalous, misleading and/or confusing to a reasonable consumer in such jurisdiction.

8.3Promotional Materials.  UroGen shall be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Authorities, of relevant written sales, promotion and advertising materials relating to Licensed Products (“Promotional Materials”) for use in the Field and in the Territory.  All such Promotional Materials shall be compliant with Applicable Law.  Upon request, UroGen shall periodically share representative Promotional Materials with Agenus.  Further, upon request, Agenus will periodically share representative samples of its own written sales, promotion and advertising materials relating to its own proprietary products that incorporate the Agenus Antibody (but for clarity not the sales, promotion or advertising materials of Agenus’ partners, sublicensees or other Third Parties regardless of whether such materials are produced in coordination with Agenus). The Parties agree that, from […***…], they will use […***…] efforts to work with each other upon request to […***…] with those […***…], […***…], or other […***…] that have the […***…] to […***…], […***…] or […***…] the Agenus Antibody in their respective […***…] or in their […***…] and […***…] to discuss the […***…], […***…] or […***…] of the Licensed Product or their […***…] for the purpose of […***…] that may be useful to all […***…].

8.4Sales and Distribution.  UroGen shall be solely responsible for handling all returns of Licensed Products as well as all aspects of Licensed Product order processing, invoicing and collection, distribution, inventory and receivables of Licensed Products sold.

8.5Recalls, Market Withdrawals or Corrective Actions.  In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Licensed Product sold during the Term, or in the event UroGen or any of its Affiliates or

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Sublicensees determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, UroGen shall advise Agenus thereof by telephone, facsimile or e-mail as promptly as practicable, but in any event within twenty-four (24) hours and prior to public disclosure of such recall, market withdrawal or corrective action conducted.  UroGen, in consultation with Agenus, shall decide whether to conduct a recall, market withdrawal or similar action and the manner in which any such recall shall be conducted.  Agenus shall make available all of its pertinent records that may be reasonably requested by UroGen in order to effect a recall.  […***…] shall […***…] all […***…] and […***…] that may be incurred in connection with any Licensed Product recall or withdrawal […***…] to the […***…] the recall is […***…] to Agenus Antibody supplied pursuant to Section […***…] in accordance with the Commercial Supply Agreement.

Article 9. FINANCIAL TERMS

9.1Upfront Payment.  On the Effective Date, UroGen shall pay to Agenus a one (1)-time nonrefundable and noncreditable payment of Ten Million Dollars ($10,000,000) in immediately available funds (the “Upfront Payment”) by wire transfer, in accordance with wire instructions to be provided in writing by Agenus to UroGen on or before the Effective Date.  The parties understand and agree that initiation of a […***…] on the […***…] does not […***…] that […***…] shall be […***…] on […***…]; provided, however, that if Agenus does not […***…] such […***…] on the […***…], UroGen will use its […***…] to ensure that Agenus […***…] the […***…] no later than the day […***…] the […***…].  For the avoidance of doubt, […***…] will not […***…] of its obligation to pay the […***…] on the […***…] so long as […***…] the […***…] no […***…] than the day […***…] the […***…].

9.2Milestone Payments.  Upon the first occurrence of any of the following milestones events with respect to a Licensed Product, UroGen shall pay Agenus the corresponding non-refundable, non-creditable amounts:

Milestone Event	Payment
(i)[…***…] of the […***…] in the […***…]	$[…***…]
(ii)[…***…] following completion of […***…]	$[…***…]
(iii)[…***…]	$[…***…]
(iv)[…***…] of […***…] or […***…] for […***…] in the […***…]	$[…***…]
(v)[…***…] or […***…] in the […***…]	$[…***…]
(vi)[…***…] of […***…] for […***…] in the […***…] or any one of the following: […***…], […***…], […***…], […***…] or […***…]	$[…***…]
(vii)[…***…] in the […***…] or any one of the following: […***…], […***…], […***…], […***…] or […***…]	$[…***…]
(viii)No later than […***…] after […***…] of the […***…] in which […***…] of all […***…] exceeds […***…]	$[…***…]
(ix)No later than […***…] after […***…] of the […***…] in which […***…] of all […***…] exceeds […***…]	$[…***…]
(x)No later than […***…] after […***…] of the […***…] in which […***…] of all […***…] exceeds […***…]	$[…***…]

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For the sake of clarity, notwithstanding anything to the contrary, these milestone payments are intended to be made once whether or not there is one Licensed Product or more than one Licensed Product.

UroGen shall notify Agenus in writing within […***…] calendar days following the achievement of each event above (“Milestone Event”) excluding Milestone Event […***…] which will require UroGen to […***…] Agenus in […***…] within […***…].  With respect to Milestone Events […***…] and […***…], such […***…] shall include either a […***…] that UroGen will proceed with […***…] of […***…] or a […***…] of […***…] pursuant to Section […***…] of this Agreement.  Absent such […***…], UroGen shall be deemed to have made a decision to proceed with […***…] and the applicable […***…] shall be […***…] with respect to Milestone Event […***…] or […***…], as applicable.  Following Agenus’ receipt of such notice, Agenus shall invoice UroGen for the applicable payment and UroGen shall pay the amount indicated above within […***…] Business Days after delivery of such invoice.  Upon achievement of any Milestone Event, any previously listed Milestone Event for which the applicable Milestone Payment has not been paid and should have been paid shall be due together with the Milestone Payment due in connection with such achieved Milestone Event.  Further, if a […***…] does not constitute a […***…] at the time of its […***…], such […***…] shall be deemed a […***…] and the Milestone Event shall be deemed achieved (to the extent not previously achieved) on the […***…] for such […***…].

9.3Royalties.  Beginning on the First Commercial Sale of any UroGen Licensed Product in a country, and ending upon expiration or termination of the Term, UroGen will pay Agenus a royalty on Net Sales of the Licensed Product by UroGen and its Affiliates in such country, calculated by multiplying the applicable royalty rate by the aggregate amount of Annual Net Sales of such Licensed Product in the Territory during the applicable calendar year (the “Royalty”):

Annual Net Sales of Licensed Product	Royalty Rate
[…***…] of […***…]	14%
[…***…] of […***…]	[…***…]
[…***…] of […***…]	20%

9.4Royalty Reductions.

(a)Patent Expiration.  The Royalty due and payable to Agenus for Net Sales of a Licensed Product in a country in the Territory pursuant to Section 9.3 shall be reduced, on a Licensed Product-by-Licensed Product and country-by-country basis, by […***…]%) of the amount otherwise due on those Net Sales of Licensed Product in such country accrued at the earlier of (i) expiration of the last-to-expire Licensed Patent Rights in such country having a Valid Claim that Covers such Licensed Product or (ii) entry of the first corresponding Biosimilar Product that achieves a market share of more than […***…] ([…***…]%) in such country in a […***…] .

(b)Royalties Payable to Third Parties.  If after the Effective Date and during the Term UroGen in its good faith judgment believes that it is necessary to obtain a license from any Third Party under any Patent Controlled by such Third Party in order to Exploit the Agenus Antibody in any Licensed Product (but not to Exploit any other component or process of a Licensed Product) in any country in the Territory in the Field, then UroGen may deduct from the

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Royalty payment that would otherwise have been due with respect to Net Sales of such Licensed Product in such country in a particular calendar quarter an amount equal to […***…] ([…***…]%) of the royalties paid by UroGen to such Third Party pursuant to such license on sales of such Licensed Product in such country during such calendar quarter, subject to Section 9.4(c).

(c)Royalty Floor.  Notwithstanding the foregoing, during any calendar quarter in the Term for a Licensed Product in a particular country in the Territory, the operation of Sections 9.4(a) and 9.4(b) shall not reduce the final Royalty rate to less […***…] ([…***…]%).

9.5Sublicense Income.  UroGen shall pay to Agenus […***…] ([…***…]%) of Sublicense Income received.  Except as otherwise agreed to by the Parties in writing, Licensed Product sales by Sublicensees shall not be subject to, and shall not be included in the calculation of, Royalties payable to Agenus pursuant to Section 9.3, and all royalties collected by UroGen from Sublicensees shall constitute Sublicense Income.  Notwithstanding the foregoing, the Parties agree that aggregate Sublicense Income amounts paid to Agenus in respect of a Sublicensee during any calendar quarter may not fall below the equivalent of […***…] ([…***…]%) of Net Sales by such Sublicensee during such calendar quarter (the “Minimum Sublicensee Payment”).

9.6Payment Terms and Royalty Statements.

(a)Allocation.  The Upfront Payment and all Milestone Payments hereunder shall be deemed to be allocated in the manner set forth on Schedule 9.6 hereto.

(b)Payment Statements.  Starting on the date of First Commercial Sale of a Licensed Product or earlier receipt of Sublicense Income by UroGen, its Affiliates or Sublicensees, UroGen shall furnish to Agenus a quarterly written report for each calendar quarter no later than […***…] following completion of each calendar quarter showing  all payments due to Agenus pursuant to Sections 9.3 and 9.5 (“Payment Statement”) for the relevant Quarterly Period including:

(i)the gross amount invoiced by UroGen or any of its Affiliates to any Third Party for the sale to such Third Party of Licensed Products;

(ii)the calculation of Net Sales, including the applicable Royalty rate and the type and amount of all deductions and offsets allocated with respect to such Net Sales;

(iii)the calculation of Sublicense Income payments due, including the type and amount of all Sublicense Income and reasonably detailed information on each Sublicensee’s Net Sales;

(iv)if applicable, the exchange rate, as defined in 9.6(e) used for calculating any Royalties and the Sublicense Income; and

(v)such other particulars as are reasonably necessary for an accurate accounting of the payments due pursuant to this Agreement.

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(c)Invoicing.

(i)Agenus shall invoice UroGen, its Affiliates and Sublicensees for all Royalties, Sublicensing Income payments and any other sums payable under this Agreement within […***…] days following the delivery of each Payment Statement for the applicable calendar quarter.

(ii)Agenus shall invoice UroGen, its Affiliates and Sublicensees for supply of Agenus Antibody: (x) as to […***…] ([…***…]%) of the estimated cost (as calculated pursuant to Section 3.1) at least […***…] days prior to the forecasted […***…], and (y) as to the remainder of such cost upon Delivery of such supply.

(iii)UroGen, its Affiliates and Sublicensees shall pay each invoice within […***…] days after receipt.  Any overdue payments to Agenus by UroGen under this Agreement will accrue interest on a daily basis at a rate of […***…] per month, compounded monthly (or the maximum legal interest rate allowed by Applicable Law, if less) from and after such date and UroGen shall be responsible for reasonable legal fees and expenses incurred by Agenus in connection with the collection thereof.

(d)Cancellation.  The Forecast for supply of Agenus Antibody may be adjusted in accordance with Section 6.1, and Agenus will use good faith efforts to accommodate all UroGen reasonable requests with respect to increases in supply requirements.  With respect to any approved Forecast, UroGen, its Affiliates and Sublicensees may cancel supply of an amount of Agenus Antibody set forth therein provided such supply has a forecasted delivery date that is at least […***…] full calendar quarters after the date that such cancellation is requested.  Cancellation on notice shorter than […***…] days’ notice from the […***…] shall result in a cancellation fee calculated by […***…] (i) the […***…] of the cancelled supply […***…] (ii) the […***…] set forth below, based on the date of notice of cancellation:

▪Notice of cancellation […***…] days and […***…] days[…***…]

▪Notice of cancellation […***…] days and […***…] days[…***…]

▪Notice of cancellation […***…] days[…***…]

(e)Currency.  UroGen, its Affiliates and Sublicensees shall make all payments in US dollars by wire transfer of immediately available funds to a bank account to be designated in writing by Agenus.  For the purpose of converting the local currency in which any royalties or other payments arise into US dollars, the rate of exchange to be applied (“Exchange Rate”) shall be the rolling three (3) month average exchange rate as published by OANDA.

9.7Audit Rights.  For a period of three (3) years following each calendar year, UroGen will keep, and will cause its Affiliates and sublicensees to keep, full, true and accurate books and records limited to all particulars relevant to the calculation of Net Sales of Licensed Products and Sublicense Income payments (including the relevant statements obtained from its Affiliates and Sublicensees) in sufficient detail to enable Agenus to verify the amounts payable to it or by it under this Agreement.  Agenus will have the right, not more than once during any calendar year and at its own expense, to have the books and records of UroGen and its Affiliates audited by an independent certified public accounting firm reasonably acceptable to both Parties.  Audits under this Section 9.6(c) will be conducted at the principal place of business of the financial personnel with responsibility for preparing and maintaining such records, during normal business hours, upon at least thirty (30) calendar days’ prior written notice, and for the

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sole purpose of verifying amounts payable by or to Agenus under this Agreement.  Agenus will cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the audited Person(s).  If the audit demonstrates that the UroGen has not paid all royalties owing to Agenus hereunder, UroGen will pay any such underpayment to Agenus promptly and in any event within ten (10) Business Days thereafter.  Further, if the amount at issue is greater than […***…] of the amount owed to Agenus with respect to the audited period, then UroGen will reimburse Agenus for the reasonable out-of-pocket cost of the audit.

9.8Taxes. All payments due to Agenus from UroGen pursuant to this Agreement will be paid without any deduction for any VAT, withholding or other taxes that UroGen or its Affiliates or sublicensees may be required to pay to any tax authorities.  Agenus will use reasonable efforts to assist UroGen to minimize and obtain all available exemptions from such VAT, withholding or other taxes.  If UroGen is required to pay or Agenus is required to report, any such VAT, withholding or other taxes, then UroGen will increase the amount of any and all payments under this Agreement upon which such VAT, withholding or other taxes are due as may be necessary so that after making any payments in respect of any such VAT, withholding or other taxes Agenus receives an amount equal to the sum that it would have received had no such VAT, withholding or other taxes been required to be paid on such amount.  UroGen will promptly provide to Agenus applicable receipts evidencing payment of such VAT, withholding or other taxes and other documentation reasonably requested by Agenus.

Article 10. INTELLECTUAL PROPERTY

10.1Ownership of Program Technology.  Agenus shall own any and all Inventions made (i) solely, as between the Parties, by employees, officers, contractors, consultants or agents (“Representatives”) of Agenus (“Agenus Improvements”), and any Patent Rights therein (“Agenus Improvement Patent Rights”) and (ii) by Representatives of Agenus in conjunction with Representatives of UroGen (“Joint Improvements”), and any Patent Rights therein (“Joint Improvement Patent Rights”). UroGen hereby assigns and agrees to assign to Agenus all its right, title and interest in and to the Joint Improvements and the Joint Improvement Patent Rights. UroGen shall own any and all Inventions made solely, as between the parties, by Representatives of UroGen (“UroGen Improvements”), and any Patent Rights therein (“UroGen Improvement Patent Rights”).  All Agenus Improvement Patent Rights and Joint Improvement Patent Rights that are necessary or reasonably useful for the Development, Manufacture or Commercialization of the Licensed Product (the “Licensed Improvement Patent Rights”) shall be included in the Licensed Patent Rights licensed to UroGen hereunder.

10.2Ownership Disputes.  The Parties will attempt in good faith to resolve any disputes regarding ownership of Inventions, and all Patent Rights and any other intellectual property rights therein.  In the event the Parties are unable to resolve such dispute through escalation to Senior Executives of the Party, such dispute will be resolved by litigation in a court of competent jurisdiction.

10.3Prosecution, Enforcement and Defense of Patent Rights.

(a)Agenus shall have the first right, at its discretion, to Prosecute, enforce and defend throughout the world any Agenus Improvement Patent Rights. In any jurisdiction

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where Agenus chooses not to Prosecute Agenus Improvement Patent Rights, UroGen shall have the right, subject to the terms and conditions of this Agreement and any retained rights of Agenus’ upstream licensors, […***…] and […***…], under the […***…] Agreement, to cause Agenus to Prosecute such Agenus Improvement Patent Rights, provided that (i) such Prosecution would not in Agenus’ reasonable determination adversely affect Agenus’ Patent Rights strategy and (ii) UroGen shall reimburse Agenus for all reasonable out of pocket expenses incurred in connection with such Prosecution.  UroGen in its sole discretion may provide notice that it no longer wishes to reimburse such Prosecution expenses and Agenus shall either cease to incur additional expenses in connection with such Prosecution or shall continue at Agenus’ own expense.

(b)UroGen shall have the first right, at its discretion, to Prosecute throughout the world any Joint Improvement Patent Rights, provided that if Agenus reasonably determines in good faith that Prosecution of any Joint Improvement Patent Rights as proposed by UroGen would reasonably be expected to materially and adversely impact the Agenus IP, then Agenus shall have the right to cause UroGen to Prosecute or abandon such Joint Improvement Patent Rights in accordance with Agenus’ Patent Rights strategy.  In any jurisdiction where UroGen chooses not to Prosecute Agenus Improvement Patent Rights, Agenus shall have the right, subject to the terms and conditions of this Agreement, to cause UroGen to Prosecute such Joint Improvement Patent Rights, provided that Agenus shall reimburse UroGen for all reasonable out of pocket expenses incurred in connection with such Prosecution.  Agenus in its sole discretion may provide notice that it no longer wishes to reimburse such Prosecution expenses and UroGen shall either cease to incur additional expenses in connection with such Prosecution or shall continue at UroGen’s own expense.  The Parties shall work together to agree upon the strategy to enforce and/or defend any Joint Improvement Patent Rights.  Approval of both Parties in writing shall be required prior to the enforcement and/or defense of any Joint Improvement Patent Rights.

(c)UroGen shall have the sole right, at its discretion, to Prosecute, enforce and defend throughout the world any UroGen Improvement Patent Rights.

(d)With respect to Licensed Improvement Patent Rights, the Party responsible for Prosecution shall consult with and keep the other Party fully informed of material issues relating to the Prosecution of such Patent Rights, and shall furnish to the other Party copies of documents relevant to such Prosecution in sufficient time prior to the filing of such document to allow for review and comment by the other Party and, to the extent possible in the reasonable exercise of its discretion, the Party responsible for Prosecution shall incorporate all of such comments.

(e)Notwithstanding anything in this Agreement to the contrary, Agenus shall use Commercially Reasonable Efforts to pursue and maintain Licensed Patent Rights in the jurisdictions indicated in Exhibit C.

10.4Cooperation.  Each Party hereby agrees to provide to the other Party all reasonable assistance and cooperation reasonably necessary to enable such other Party to undertake Prosecution, enforcement and defense of Patent Rights as contemplated by this Agreement, including: (a) to cause its employees, and to use reasonable efforts to cause its

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licensees, sublicensees, independent contractors, agents and consultants, to be reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives); (b) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the Prosecution, enforcement and defense of the other Party’s Patent Rights that are subject to this Agreement; (c) to provide any necessary powers of attorney and executing any other required documents or instruments required to give effect to the terms of this Agreement; and (d) to cause its employees, and to use reasonable efforts to cause its licensees, sublicensees, independent contractors, agents and consultants, to provide any and all information required for the other Party to comply with its relevant duties of disclosure as required by Applicable Law in the United States or any other jurisdiction.

10.5Challenges to Licensed Patent Rights.  Neither UroGen nor any of its Affiliates or Sublicensees shall institute or actively participate as an adverse party in, or otherwise provide material support to, any legal action or administrative proceeding in the Territory to invalidate or limit the scope of any Licensed Patent Right claim or obtain a ruling that any Licensed Patent Right claim is unenforceable or not patentable or that any Licensed Product does not infringe one or more claims of any Licensed Patent Right (“Licensed Patent Right Challenge”) until the expiration of eighty (80) Business Days after UroGen serves on Agenus written notice of UroGen’s or any UroGen Affiliate’s or Sublicensee’s intention to bring or participate in a Licensed Patent Right Challenge.  UroGen shall also provide to Agenus a complete written disclosure of each and every basis then known to UroGen or any UroGen Affiliate or Sublicensee for the Licensed Patent Right Challenge and shall provide Agenus with a copy of any document or publication that UroGen or any UroGen Affiliate or Sublicensee may use in connection with the Licensed Patent Right Challenge.  UroGen’s failure to comply with this provision will constitute a material breach of this Agreement.  If a claim of a Licensed Patent Right is adjudged to be not invalid by a governmental authority of competent jurisdiction, the Royalty rates and Sublicense Income payments due Agenus under this Agreement will be doubled with respect to Net Sales of Licensed Products occurring and sublicenses executed on or after the initiation of the Licensed Patent Right Challenge.

10.6Responsibility.  It is understood and agreed that UroGen is solely responsible for searching for, identifying, evaluating or obtaining access to, Patent Rights Controlled by Third Parties (expressly excluding the Agenus IP) that may be infringed by the Development, Manufacture or Commercialization of the Licensed Product in accordance with this Agreement.  Agenus shall have no responsibility or liability to UroGen with respect to such Third Party Patent Rights.  In the event that either Party receives any notice of potential infringement of any Third Party Patent Rights as a result of, or otherwise impacting, the Exploitation of the Licensed Product, it shall promptly notify the other Party.

Article 11. CONFIDENTIALITY

11.1Confidential Information.

(a)Obligations.  In connection with the performance of their respective obligations under this Agreement, each Party (the “Disclosing Party”) may, itself or through its Affiliates or designees, disclose certain Confidential Information to the other Party (the “Recipient”) or its Affiliates or designees. During the Term and for a period of ten (10) years

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thereafter, except as provided herein, the Recipient shall maintain all Confidential Information of the Disclosing Party in strict confidence and shall not use such Confidential Information for any purpose, except that the Recipient may disclose or permit the disclosure of any such Confidential Information to its Affiliates and sublicensees, or its or their respective directors, officers, employees, consultants, advisors and agents, on a need-to-know basis, who in each case are obligated to maintain the confidential nature of such Confidential Information on terms no less stringent than those of this Article 11.  In addition, the Recipient may use or disclose Confidential Information of the Disclosing Party in exercising the Recipient’s rights hereunder or to fulfill its obligations and/or duties hereunder; provided that such disclosure is made to a Person who is obligated to confidentiality and non-use obligations no less rigorous than those of this Article 11.

(b)Exceptions.  The obligations of confidentiality and non-use set forth above shall not apply to the extent that the Recipient can demonstrate that the relevant Confidential Information of the Disclosing Party: (i) was publicly known prior to the time of its disclosure under this Agreement; (ii) became publicly known after the time of its disclosure under this Agreement other than through acts or omissions of the Recipient, its Affiliates or sublicensees in violation of this Agreement; (iii) is or was disclosed to the Recipient or any of its Affiliates by a Third Party having no obligation of confidentiality with respect to such Confidential Information; (iv) is independently developed by the Recipient or any of its Affiliates without access to such Confidential Information as evidenced by written records; or (v) was known by Recipient or any of its Affiliates at the time of receipt from Disclosing Party or any of its Affiliates as documented by Recipient’s or any of its Affiliate’s records.

(c)Mandatory Disclosures.  In addition, the Recipient or any of its Affiliates may disclose Confidential Information of the Disclosing Party to the extent necessary to comply with Applicable Law or a court or administrative order; provided that the Recipient provides to the Disclosing Party prior written notice of such disclosure, to the extent reasonably possible, and that the Recipient takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, to the extent possible, to minimize the extent of such disclosure.

(d)Permitted Disclosures.  In addition, a Party may disclose (and, in connection therewith, use) Confidential Information of the other Party, if such disclosure:

(i)subject to the provisions of Section 11.2(a), is made to Regulatory Authorities solely to the extent necessary to gain or maintain approval (A) to conduct Clinical Trials of the Licensed Product in accordance with the terms and conditions of this Agreement, (B) by Agenus (with such disclosure right only applicable to Agenus) to Manufacture or Commercialize the Agenus Antibody or (C) by UroGen (with such disclosure right only applicable to UroGen), to Develop, Manufacture or Commercialize the Licensed Product as provided hereunder;

(ii)is made to its Affiliates, sublicensees, agents, consultants, or other Third Parties (including service providers) in connection with a bona fide transaction for an assignment of this Agreement, a licensing transaction related to the Agenus Antibody or Licensed Product under this Agreement, a loan, financing or investment, or an acquisition, merger, consolidation or similar transaction (or for such Persons to determine their interest in

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performing such activities or entering into such transactions), in each case on the condition that any Third Parties to whom such disclosures are made agree to be bound by confidentiality and non-use obligations no less rigorous than those contained in this Agreement; or

(iii)consists entirely of Confidential Information previously approved by the Disclosing Party for disclosure by the Recipient.

(e)Responsibility.  Each Recipient shall be responsible for any breach of the obligations of this Section 12.1 by any Person to whom such Recipient or its Affiliate disclosed the Disclosing Party’s Confidential Information.

11.2Publicity; Terms of this Agreement.

(a)Publicity.  Except as required by judicial order or Applicable Law, or as set forth below, neither Party may make any public announcement or other public disclosure or issue any press release referring to this Agreement, the transactions contemplated hereby or a Licensed Product, or relating to any Inventions or Patent Rights therein that are owned or co-owned by the other Party and that constitute Confidential Information, without the prior approval of the other Party.  The Party preparing any such public announcement shall provide the other Party with a draft thereof at least […***…] prior to the date on which such Party would like to make the public announcement.  The contents of any previously approved disclosure shall not require subsequent approval provided that the duplicated language is substantially unmodified and is presented in its original context.  Notwithstanding the foregoing, either Party may use the other Party’s name to make factual public statements as to the existence of this Agreement and the relationship between the Parties.  Except as expressly set forth herein, neither Party may use the name or trademark of the other Party or its employees in any press release, advertising or promotional materials without the prior express written permission of the other Party.

(b)Regulatory Reporting.  Notwithstanding the terms of this Article 11, either Party will be permitted to disclose the existence and terms of this Agreement to the extent required or advisable, based on the advice of such Party’s legal counsel, to comply with Applicable Law, including the rules and regulations promulgated by the US Securities and Exchange Commission (“SEC”) or any other governmental authority.  Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 11.2(a), to the extent practicable given the circumstances of the disclosure, the Parties will consult with each other on the terms of this Agreement for which confidential treatment will be sought in making any such disclosure.

11.3Publications. UroGen shall have the right to make disclosures pertaining to a the Licensed Product in Publications in accordance with the following procedure:  UroGen shall provide Agenus with an advance copy of the proposed Publication, and Agenus shall then have […***…] prior to submission of any Publication in which to recommend any changes it reasonably believes are necessary to preserve any Patent Rights or Know-How belonging in whole or in part to Agenus.  If Agenus informs UroGen that such Publication, in the non-publishing Party’s reasonable judgment, could be expected to have a material adverse effect on any patentable invention owned by or licensed, in whole or in part, to Agenus, or on any Know-How which is Confidential Information of Agenus, UroGen shall delay or prevent such

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Publication as follows: (i) with respect to an Invention, such Publication shall be delayed sufficiently long (not to exceed an additional […***…]) to permit the timely preparation and filing of a patent application; and (ii) with respect to Know-How which is Confidential Information of Agenus, such Know-How shall be deleted from the Publication.

11.4Return of Confidential Information.

(a)Return.  Upon the expiration or termination of this Agreement, upon request, the Recipient will return to the Disclosing Party or destroy all Confidential Information, materials (including the Agenus Antibody) and embodiments of Know-How received by the Recipient or any of its Affiliates from the Disclosing Party or any of its Affiliates (and all copies and reproductions thereof). In addition, the Recipient and its Affiliates will destroy: (a) any notes, reports or other documents prepared by the Recipient which contain Confidential Information of the Disclosing Party; and (b) any Confidential Information of the Disclosing Party (and all copies and reproductions thereof) which is in electronic form or cannot otherwise be returned to the Disclosing Party.

(b)Destruction.  Nothing in this Section 11.4 will require the alteration, modification, deletion or destruction of archival tapes or other electronic back-up media made in the ordinary course of business; provided that the Recipient and its Affiliates will continue to be bound by its obligations of confidentiality and other obligations under this Article 11 with respect to any of the Disclosing Party’s Confidential Information contained in such archival tapes or other electronic back-up media.  Any requested destruction of the Disclosing Party’s Confidential Information will be certified in writing to the Disclosing Party by an authorized officer of the Recipient supervising such destruction.

(c)Retained Copy.  Notwithstanding the foregoing, (i) the Recipient and its Affiliates may retain one copy of the Disclosing Party’s Confidential Information solely for the purpose of determining the Recipient’s continuing obligations under this Article 11 and (ii) the Recipient and its Affiliates may retain the Disclosing Party’s Confidential Information and its own notes, reports and other documents to the extent reasonably required (x) to exercise the rights of the Recipient expressly surviving expiration or termination of this Agreement; (y) to perform the obligations of the Recipient expressly surviving expiration or termination of this Agreement; or (z) for regulatory or archival purposes. Notwithstanding the return or destruction of the Disclosing Party’s Confidential Information, the Recipient shall continue to be bound by its obligations of confidentiality and other obligations under this Article 11.

Article 12. TERM AND TERMINATION

12.1Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless extended by mutual agreement of the Parties or earlier terminated in accordance with Section 12.2, shall continue in full force and effect for each Licensed Product and country in the Territory on a Licensed Product-by-Licensed Product and country-by-country basis until the later of (a) expiration of the last to expire Valid Claim of a Licensed Patent Right that Covers a Licensed Product in such country and (b) fifteen (15) years after the First Commercial Sale of

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the Licensed Product in such country.

12.2Termination.

(a)For Material Breach.  Either Party may, without prejudice to any other remedies available to it in law or equity, terminate this Agreement in the event that the other Party has materially breached a provision under this Agreement.  The breaching Party will have […***…] days after written notice thereof was provided to the breaching Party by the non-reaching Party to remedy such default.  Any such termination will become effective at the end of such […***…] day period unless the breaching Party has cured any such breach or default prior to the expiration of such […***…] day period or the parties have agreed otherwise.

(b)For Convenience. UroGen shall have the right to terminate this Agreement for any reason on one hundred eighty (180) days’ written notice to Agenus, which termination shall be effective on the later of (i) expiration of such notice period or (ii) completion of all wind-down activities and […***…] of all […***…] to Agenus.

(c)For Abandoned Development.  If at any time prior to the First Commercial Sale of any Licensed Product, (i) UroGen has substantially ceased to conduct Development of Licensed Products for nine (9) consecutive months, and (ii) such inactivity was not in response to a requirement imposed by a Regulatory Authority and was not due to a Force Majeure event, and (iii) Agenus has complied with its obligations under this Agreement during such period, then UroGen shall be deemed to have abandoned Development of Licensed Products (“Abandoned Development”).  In the event of Abandoned Development, either Party may terminate this Agreement on sixty (60) days’ written notice to the other Party.

12.3Consequences of Termination.  In the event that this Agreement is terminated pursuant to Section 12.2, the following provisions shall apply:

(a)Supply.  Agenus shall have no further obligation to supply to UroGen, its Affiliates or their respective Sublicensees and Subcontractors with Agenus Antibody.

(b)Rights of Reference.  The right of reference under Section 7.6(a) shall terminate automatically and the right of reference under Section 7.6(b) shall survive indefinitely.

(c)License Termination.  Within thirty (30) days after termination or expiration of this Agreement, UroGen shall:

(i)Submit a Payment Statement to Agenus, and any payments due Agenus will become immediately payable with submission of the final Payment Statement;

(ii)Immediately cease all activities concerning, including all practice and use of, the Licensed Patent Rights and Licensed Know-How, except as expressly permitted under Section 12.3(e) and

(iii)Return to Agenus all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Agenus’ Confidential Information; permanently erase such Confidential Information from its computer systems; and certify in

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writing to Agenus that it has complied with the requirements of this Section 12.3(c).

(d)Sublicenses.  Upon any termination of this Agreement, any sublicense that was in effect immediately prior to such termination, and such Sublicensees’ rights under such sublicenses, will survive termination, with Agenus as the Sublicensee’s direct licensor; provided that such Sublicensee: (i) is not the cause of a breach that resulted in the termination of this Agreement and is not itself in breach of obligations under its sublicense or this Agreement other than such obligations as neither affect nor relate to Agenus, the Licensed Patent Rights, or the Licensed Know-How; and (ii) within sixty (60) days after termination of this Agreement provides written notice to Agenus of its election to continue its sublicense as a direct license from Agenus and of its agreement to assume all obligations (including obligations for payment) contained in its sublicense agreement as direct obligations of the Sublicensee to Agenus.  Any sublicense granted by UroGen must contain provisions corresponding to those of this section regarding termination and the conditions of the continuation of any sublicense.

(e)Inventory.  If termination occurs at any time after Regulatory Approval of the Licensed Product, then for a period of […***…] after the effective date of the expiration or earlier termination of this Agreement (other than termination by Agenus pursuant to Section 12.2(a) or Section 12.2(c)) (the “Sell-Off Period”), UroGen will have the right to sell or otherwise dispose of all existing Licensed Products in its possession and to complete the manufacture of and sell all Licensed Products in the course of manufacture as of the effective date of such expiration or termination.  UroGen shall ensure that all sales of Licensed Products during the Sell-Off Period are in accordance with the applicable terms and conditions of this Agreement, including the Royalty and reporting obligations under Article 9.

12.4Survival in All Cases.  Termination of this Agreement will be without prejudice to or limitation on any other remedies available to nor any accrued obligations of either Party. In addition, Sections 7.6(b), Sections 9.6(c)–9.8 Article 10, Article 11, Sections 12.3–12.4, Sections 13.4–13.5, Article 14 and Sections 15.1, 15.4, 15.7 and 15.10, together with related definitions, will survive any expiration or termination of this Agreement.

Article 13. REPRESENTATIONS AND WARRANTIES

13.1Mutual Representations and Warranties.  In addition to the representations and warranties set forth elsewhere in this Agreement, each Party represents, warrants, and covenants to the other Party that:

(a)it is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement;

(b)the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and shall not violate (i) such Party’s organizational documents, (ii) any agreement, instrument or contractual obligation to which such Party is a party or by which it is bound, (iii) any requirement of any Applicable Law, or (iv) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to

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such Party;

(c)this Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, except as enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equitable principles; and

(d)neither Party, nor any of such Party’s employees, officers, independent contractors, consultants or agents who will render services relating to a Licensed Product: (i) has ever been debarred or is subject to debarment or received notice from FDA of an intent to debar or has been convicted of a crime for which an entity or person could be debarred under 21 U.S.C. Section 335a; or (ii) has ever been under indictment for a crime for which a person or entity could be debarred under said Section 335a.  If during the Term a Party has reason to believe that it or any of its employees, officers, independent contractors, consultants or agents rendering services relating to a Licensed Product: (x) is or will be debarred or convicted of a crime for which a person or entity could be debarred under 21 U.S.C. Section 335a; or (y) is or will be under indictment for a crime for which a person or entity could be debarred under Section 335a, then such Party shall immediately notify the other Party of same in writing; and

(e)as of the Effective Date, it is not currently bound by any agreement with any Third Party, or by any outstanding order, judgment, or decree of any court or administrative agency that restricts it from granting to such other Party the rights set forth in this Agreement.

13.2Additional Representations of Agenus.  Agenus represents and warrants and covenants to UroGen that, as of the Effective Date:

(a)Agenus shall Manufacture and supply Agenus Antibody pursuant to Section 3.1 in accordance with, and subject to the terms and conditions of, this Agreement and, as applicable, the SDEA and the Quality Agreement.

(b)Agenus has not […***…] to any […***…], and to Agenus’ knowledge […***…] and […***…] have not […***…] to any […***…], any […***…] or other […***…] under the […***…] and […***…] that are in conflict with the terms and conditions of this Agreement.

(c)The Patent Rights identified on Exhibit A and the Licensed Know-How constitute all rights Controlled by Agenus as of the Effective Date that are necessary for the Exploitation of the Agenus Antibody as a monotherapy in the Field in the Territory.

(d)To the knowledge of Agenus, the use of the Agenus Antibody in Agenus’ business as currently conducted does not infringe the intellectual property rights of any Third Party.

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(e)Ownership; Sufficiency.  Agenus holds the right to grant UroGen the exclusive license granted pursuant to Section 5.1(a) under the Licensed Patent Rights and has […***…] to […***…], jointly with […***…] and […***…], free and clear of any […***…], […***…], […***…], […***…] or any other […***…] in the […***…] in the […***…] of all […***…] have been […***…] and […***…].  The […***…] listed on […***…] are […***…] to the […***…] between […***…] and […***…] of […***…]. To the knowledge of Agenus, all […***…] are […***…] and […***…]. Agenus has no […***…] of […***…] that may […***…] the […***…] or […***…] of any […***…]. All […***…], […***…], […***…] and other […***…] that are or have […***…] with […***…] have been […***…] by or on […***…]. Provided that […***…] is in […***…] with this […***…], […***…] will have any […***…] to […***…] to […***…] of […***…].

(f)Prosecution Matters.  There are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced or provoked, or to the knowledge of Agenus, threatened, with respect to any […***…].  Agenus and, to the knowledge of Agenus, entities involved in the prosecution of the […***…] (such as […***…], […***…], as well as all attorneys, inventors, agents and others involved in prosecution) are in compliance with their duty of candor and disclosure to the United States Patent and Trademark Office and any foreign patent office requiring such disclosure with respect to all patent applications filed by or on behalf of Agenus and have made no material misrepresentation in such applications.  Agenus has no knowledge of any information that would preclude Agenus or any […***…] from having clear title to the […***…].

(g)Protection Measures.  Agenus has taken reasonable measures to protect the proprietary nature of the Licensed Patent Rights and Licensed Know-How, and to maintain in confidence all trade secrets and information comprising a part thereof.  To the […***…] of […***…], there has been no: (i) […***…] of any […***…] in the […***…], […***…] or […***…] of […***…], or (ii) […***…] of […***…] wherein […***…] to the […***…] has been […***…] without […***…] to a […***…].

(h)[…***…].  There has been no […***…], […***…] or […***…], or, to the […***…] of […***…], […***…] of any of the […***…] ([…***…] any […***…] that a […***…] under any […***…] is or may be […***…]) in […***…] the […***…], […***…] by […***…] any […***…], […***…] or […***…] of any […***…] or […***…] rights of any […***…], and there […***…] or […***…] for […***…] or […***…] by […***…] from any […***…], […***…], […***…], […***…] or any other […***…] in […***…] with the […***…].

(i)Infringement of Agenus’ Rights.  To the knowledge of Agenus, no third party (including, without limitation, any current or former employee, founder, inventor of any of the Licensed Patent Rights, or consultant to Agenus) is infringing, violating or misappropriating any of the Licensed Patent Rights or Licensed Know-How and no third party has any right to Commercialize the Licensed Patent Rights and Licensed Know-How in the Field in the Territory or to conduct human clinical trials of any Licensed Product without the prior written consent of Agenus, its Affiliates or sublicensees, as applicable.

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(j)Employee and Inventor Assignments.  Each employee of Agenus and its Affiliates, and any Agenus inventor of the Licensed Patent Rights has executed a valid and binding written agreement expressly assigning to Agenus, or an Affiliate thereof, as appropriate, all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment and all Patents and Know-How rights therein.  An […***…] was […***…] with regard to the […***…] and to […***…], the […***…] is […***…].

(k)[…***…].  […***…] has neither […***…], […***…] nor […***…] any […***…], […***…], […***…] or […***…] from any […***…], […***…], […***…] or […***…] or […***…] or […***…] in […***…] with the […***…] or […***…] of the […***…].  To the […***…] of […***…], […***…] and […***…] have […***…], […***…] nor […***…] any […***…], […***…], […***…] or […***…] from any […***…], […***…], […***…] or […***…] or […***…] or […***…] in […***…] with the […***…] or […***…] of the […***…].

(l)[…***…] that (i) the […***…] it is […***…] in this Section […***…] to […***…] are […***…] to […***…] to […***…] this […***…] and […***…] the […***…]; and (ii) […***…] is […***…] these […***…] to its […***…].  In the […***…] that a […***…] of […***…] in a […***…] and […***…] that […***…] regarding these […***…], […***…] shall be […***…] to […***…] and […***…] pursuant to Section […***…] to the […***…] of any […***…] from such […***…], along with any other […***…] or […***…] to such […***…].  For the avoidance of doubt, […***…] shall have […***…] to […***…] for any […***…] of this Section […***…] a […***…] and […***…] from a […***…] of […***…] that […***…].

13.3Additional Representations of UroGen.  UroGen represents, warrants and covenants to Agenus that:

(a)It shall not, and shall ensure that its Affiliates and Sublicensees shall not, engage in any Exploitation activities relating to the Licensed Products or the Agenus Antibody outside of the Territory or outside of the Field.

(b)It has not received any notice or threat of any claim, suit, action, or proceeding, and has no knowledge or reason to know of any information, that could: (a) invalidate or render unenforceable any claim of any Licensed Patent Right; (b) prove that the Licensed Products are not covered by any claim of any Licensed Patent Right; or (c) cause any claim of any Licensed Patent Right to fail to issue or be materially limited or restricted as compared with its currently pending scope.

(c)Neither UroGen nor its Affiliates, nor any Person working on any Clinical Trial on behalf of UroGen or its Affiliates, has been disqualified or has received notice of disqualification from receiving investigational drugs or test articles pursuant to 21 C.F.R. §§ 312.70 or 812.119, 21 C.F.R. §§ 56.120, 56.121 or 21 C.F.R. Part 58, or sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. Sec. 1320 a-7b(f)), including, but not limited to the federal Medicare or a state Medicaid program, or suspended, excluded, sanctioned or otherwise declared ineligible from any federal agency or program, or has any reason to believe such disqualification, suspension, exclusion, sanction or ineligibility procedures could be

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instituted.  UroGen shall ensure all Persons working on any Clinical Trial will disclose such information pertaining to such disqualification, suspension, exclusion, sanction or ineligibility to UroGen.  In the event that during the Term, any such Person (i) becomes so disqualified, suspended, excluded, sanctioned or ineligible, or (ii) receives notice of an action or threat of an action with respect to such disqualification suspension, exclusion, sanction or ineligibility, UroGen shall notify Agenus immediately of the same.

13.4DISCLAIMER OF WARRANTIES.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT ANY AGENUS ANTIBODY OR LICENSED PRODUCT ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR OTHERWISE.  AGENUS CANNOT, AND DOES NOT, GUARANTEE THAT ANY AGENUS ANTIBODY OR LICENSED PRODUCT WILL BE SUCCESSFULLY DEVELOPED OR COMMERCIALIZED.

13.5EXCLUSION OF CONSEQUENTIAL AND INDIRECT DAMAGES.  TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR ANY INJURY EXCLUDING  ANY INDEMNITY COVERAGE SET FORTH IN ARTICLE 14  TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS, PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

Article 14. INDEMNIFICATION

14.1By UroGen.  UroGen agrees, at UroGen’s cost and expense, to defend, indemnify and hold harmless Agenus and its Affiliates, sublicensees, and their respective directors, officers, employees, licensors and agents, and its and their respective successors, heirs and assigns (the “Agenus Indemnified Parties”) from and against any and all losses, liabilities, costs, damages, fees or expenses (including reasonable legal fees, expert fees and expenses of litigation) (“Losses”) arising out of any claims, demands, suits, actions, or judgments by any Third Party (“Claims”) to the extent resulting from (a) any […***…] or […***…] of UroGen or a UroGen Indemnified Party in connection with UroGen’s performance of its obligations or exercise of its rights under this Agreement, including without limitation any […***…], […***…], […***…], or other […***…] by Licensee or any of its Affiliates or Sublicensees or any of the foregoing Persons’ respective […***…] of […***…] or any other […***…] by […***…] of […***…] or […***…]; (b) any […***…] by UroGen of any […***…], […***…], […***…] set forth in this Agreement; or (c) […***…] to […***…] with […***…] or obtain any […***…] or […***…] necessary to […***…] the […***…]; in each case, […***…] to the […***…] such

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Claims result from a […***…] for which […***…] is obligated to […***…] under Section 14.2.

14.2By Agenus.  Agenus agrees, at Agenus’ cost and expense, to defend, indemnify and hold harmless UroGen and its Affiliates, and their respective directors, officers, employees and agents, and its and their respective successors, heirs and assigns (the “UroGen Indemnified Parties”) from and against any and all Losses (except for Losses associated with non-conforming, damaged or destroyed Agenus Antibody, the remedies of which are set forth in Article 4) arising out of any Claims to the extent resulting from (a) any […***…] or […***…] of Agenus or a Agenus Indemnified Party in connection with Agenus’ […***…] of the […***…]; (b) any […***…] by Agenus of any […***…], […***…], […***…] or […***…] set forth in this Agreement; or (c) […***…] to […***…] with […***…] […***…]; in each case, except to the[…***…] extent such Claims result from a […***…] for which […***…] is obligated to […***…] under Section 14.1.

14.3Process.  In the event of any such Claim against any of the Agenus Indemnified Parties or UroGen Indemnified Parties (each, an “Indemnified Party”) by any Third Party, the Indemnified Party will promptly notify the indemnifying Party in writing of the Claim; provided, however, that the failure of an Indemnified Party to give such notice shall not diminish the indemnification obligation of the indemnifying Party under this Article 14 except to the extent that the indemnifying Party’s ability to defend against the same is materially prejudiced thereby.  The indemnifying Party shall assume direction and control of the defense, litigation, settlement, appeal or other disposition of such Claim with counsel selected by the indemnifying Party and reasonably acceptable to the Indemnified Party.  The Indemnified Party will cooperate with the indemnifying Party and may, at its option and expense, be separately represented in any such action or proceeding; provided, however, that the Indemnified Party’s legal fees and expenses shall be indemnifiable Losses if the interest of the Indemnified Party and those of the indemnifying Party with respect to such Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law or ethical rules.  The indemnifying Party shall not be responsible for indemnification of any Claims compromised or settled without its prior written consent.  Notwithstanding the foregoing, the indemnifying Party will not settle a Third Party Claim without the prior written consent of the Indemnified Party, if such settlement would impose any monetary obligation on the Indemnified party or require the Indemnified Party to submit to an injunction or other equitable relief or if such settlement admits the fault of the Indemnified Party.  Notwithstanding anything to the contrary above, in the event of any such Claim against an Indemnified Party by a governmental authority asserting criminal liability or seeking an injunction or similar against the Indemnified Party, the Indemnified Party will have the right to control the defense, litigation, settlement, appeal or other disposition of the Claim at the indemnifying Party’s expense.

14.4Insurance.

(a)UroGen Insurance.  UroGen shall maintain appropriate clinical trial insurance limits of $[…***…] each occurrence and $[…***…] in the aggregate.  Clinical trial insurance shall be maintained for the duration of the Clinical Trials and for at least five (5) years thereafter.  No later than the First Commercial Sale of a Licensed Product, UroGen shall, at its sole cost and expense, obtain, pay for, and maintain in full force and effect commercial general

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liability insurance in commercially reasonable and appropriate amounts that (a) provides product liability coverage concerning the Licensed Products and contractual liability coverage for UroGen’s defense and indemnification obligations under this Agreement, and (b) in any event, provide commercial general liability limits at levels that the Parties mutually agree upon as appropriate upon commercialization of the Licensed Product.  To the extent any insurance coverage required under this Section 14.4(a) is purchased on a “claims-made” basis, such insurance must cover all prior acts of UroGen during the Term, and be continuously maintained for a period of time that the Parties mutually agree upon as appropriate upon commercialization of the Licensed Product.  UroGen shall have Agenus named in each policy as an additional insured.  Upon request by Agenus, UroGen shall provide Agenus with certificates of insurance or other reasonable written evidence of all coverages described in this Section 14.4(a).  Additionally, UroGen shall provide Agenus with written notice at least thirty (30) days prior to UroGen cancelling, not renewing, or materially changing the insurance.

(b)Agenus Insurance.  Agenus shall maintain appropriate clinical trial insurance limits of $[…***…] each occurrence and $[…***…] in the aggregate in connection with the Agenus Antibody.  Clinical trial insurance shall be maintained for the duration of the Clinical Trials and for at least five (5) years thereafter No later than the First Commercial Sale of a Licensed Product, Agenus shall, at its sole cost and expense, obtain, pay for, and maintain in full force and effect commercial general liability insurance in commercially reasonable and appropriate amounts that (a) provides product liability coverage concerning the Agenus Antibody in the Licensed Products and contractual liability coverage for Agenus’ defense and indemnification obligations under this Agreement, and (b) in any event, provide commercial general liability limits at levels that the Parties mutually agree upon as appropriate upon commercialization of the Licensed Product.  To the extent any insurance coverage required under this Section 14.4(b) is purchased on a “claims-made” basis, such insurance must cover all prior acts of Agenus during the Term, and be continuously maintained for a period of time that the Parties mutually agree upon as appropriate upon commercialization of the Licensed Product.  Upon request by UroGen, Agenus shall provide UroGen with certificates of insurance or other reasonable written evidence of all coverages described in this Section 14.4(b).  Additionally, Agenus shall provide UroGen with written notice at least thirty (30) days prior to Agenus cancelling, not renewing, or materially changing the insurance.

(c)Subrogation.  Where permitted by Applicable Law, the insurance policies described in Sections 14.4(a) and 14.4(b) above shall contain waiver of the insurer’s subrogation rights against the non-insured Party.

Article 15. MISCELLANEOUS

15.1Governing Law.  This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any Party to enter therein, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute or otherwise) will in all respects be governed by and construed in accordance with the laws of the State of New York, USA, including all matters of construction, validity and performance, in each case without reference to any conflict of law

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rules that might lead to the application of the laws of any other jurisdiction.

15.2Assignment.  Neither Party may assign its rights and obligations under this Agreement without the prior written consent of the other Party, except that either Party may make such assignment without the prior written consent of the other Party to an Affiliate (so long as such Party will remain jointly and severally liable with such Affiliate with respect to all obligations so assigned) or in connection with a Change in Control, or in connection with the sale of all or substantially all of the assets to which this Agreement relates.  Any purported assignment in contravention of this Section 15.2 will, at the option of the non-assigning Party, be null and void and of no effect.  No assignment will release either Party from responsibility for the performance of any accrued obligation of such Party hereunder.  This Agreement will be binding upon and enforceable against the successor to or any permitted assignee from either of the Parties.

15.3Entire Agreement; Amendments.  This Agreement and the Exhibits referred to in this Agreement, together with the Quality Agreement and the SDEA, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral.

15.4Notices.  All communications, notices, instructions and consents provided for herein or in connection herewith will be made in writing and be sent to the address below and will be (a) given in person, (b) sent by registered or certified mail, return receipt requested, postage prepaid, or (c) sent by a reputable overnight courier service. Any such communication, notice, instruction or consent will be deemed to have been delivered: (i) on receipt if given in person; (ii) three (3) Business Days after it is sent by registered or certified airmail, return receipt requested, postage prepaid within the same country as the recipient’s address or five (5) Business Days after it is sent by registered or certified airmail, return receipt requested, postage prepaid from another country; or (iii) one (1) Business Day after it is sent via a reputable overnight courier service.

Notices to UroGen will be addressed to:

Address: UroGen Inc.

499 Park Avenue, Suite 1200

New York, NY 10022

Attention: Vice President Business Development

Copy to: General Counsel

Copy to: Saul Ewing Arnstein &Lehr, LLP

1919 Pennsylvania Avenue, N.W. Suite 550, Washington, D.C. 20006-3434

Attention: Mark I. Gruhin, Esquire

Notices to Agenus will be addressed to:

Agenus Inc.

3 Forbes Road

Lexington, Massachusetts 02421-7305

Attention: Vice President Business Development

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Copy to: General Counsel

provided, however, that if either Party will have designated a different address by notice to the other Party in accordance with this Section 15.4, then to the last address so designated.

15.5Force Majeure.  No failure or omission by either Party in the performance of any obligation of this Agreement will be deemed a breach of this Agreement or create any liability to the extent the same arises from an event, act, occurrence, condition or state of facts, in each case outside the reasonable control of such Party (which may include acts of God, acts of any government, any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof, fire, storm, flood, earthquake, accident, war, rebellion, insurrection, riot, terrorism and invasion, strike, labor disturbance, inability to obtain raw materials, acts or omissions of a Third Party); provided that (a) the Party affected by such cause (each a “Force Majeure event”) promptly notifies the other Party and uses diligent efforts to cure such failure or omission as soon as is practicable after the occurrence of such Force Majeure event and (b) any timeline associated with performance of obligations hereunder shall automatically be extended by a duration equal to the delay directly caused by the applicable Force Majeure event.

15.6Independent Contractors.  It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement will be construed to create a joint venture or any relationship of employment, agency or partnership between the Parties to this Agreement.  Neither Party is authorized to make any representations, commitments or statements of any kind on behalf of the other Party or to take any action that would bind the other Party. Furthermore, none of the transactions contemplated by this Agreement will be construed as a partnership for any tax purposes.

15.7No Implied Waivers; Rights Cumulative.  No failure on the part of a Party to exercise, and no delay by either Party in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, will impair, prejudice or constitute a waiver of any such right, power, remedy or privilege by such Party or be construed as a waiver of any breach of this Agreement or as an acquiescence therein by such Party, nor will any single or partial exercise of any such right, power, remedy or privilege by a Party preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

15.8Severability.  If, under Applicable Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement, this Agreement will endure except for such invalid or unenforceable provision. The Parties will consult one another and use good faith efforts to agree upon a valid and enforceable provision that is a reasonable substitute in view of the intent of this Agreement.

15.9Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.  Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (.pdf) sent by electronic mail will be deemed to be original

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signatures.

15.10No Third Party Beneficiaries.  No Person other than UroGen and Agenus (and their respective successors and permitted assignees) and […***…], to the extent expressly set forth herein, will be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

15.11Performance by Affiliates.  Agenus may exercise its rights and perform its obligations through one or more of its Affiliates in accordance with the intercompany agreements between them and otherwise in Agenus’ reasonable discretion provided the Affiliates have the appropriate skill and experience to perform said obligation, provided that Agenus will remain liable hereunder for the prompt performance of all such obligations hereunder.

15.12Conflicting Provisions.  In the event of inconsistencies between this Agreement and any exhibit hereto, the terms of this Agreement will control.  In the event of inconsistencies between this Agreement, the Quality Agreement and the SDEA, the following principles shall determine which conflicting provisions among the agreements shall control:

(a)the Quality Agreement shall control with respect to quality requirements regarding Manufacture, storage and handling of the Agenus Antibody;

(b)the SDEA shall control with respect to the management of activities for adverse events, serious adverse events, complaints, recalls and market withdrawals; and

(c)this Agreement shall control with respect to all other matters.

15.13Construction.  In construing this Agreement, unless expressly specified otherwise: (a) references to Articles, Sections, Schedule and Exhibits are to articles and sections of, and exhibits to, this Agreement; (b) except where the context otherwise requires, use of either gender includes any other gender, and use of the singular includes the plural and vice versa; (c) headings and titles are for convenience only and do not affect the interpretation of this Agreement; (d) any list or examples following the word “including” will be interpreted without limitation to the generality of the preceding words; (e) references to a law include any amendment or modification to such law and any rules or regulations issued thereunder, and (f) all references to “Dollars” or “$” herein will mean US Dollars;

15.14Representation by Legal Counsel.  Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have signed this License Agreement as of the date last signed below.

AGENUS:	UROGEN:

/s/ Garo Armen	/s/ Liz Barrett

Name: Garo Armen	Name: Liz Barrett

Title: CEO and Chairman	Title: Chief Executive Officer